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Exhibit 10.23

FIRST AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

DIGITAL GENERATION SYSTEMS, INC.,

DG ACQUISITION CORP. IV

AND

FASTCHANNEL NETWORK, INC.

DATED AS OF JANUARY 13, 2006

i

FIRST AMENDED AND RESTATED
AGREEMENT AND PLAN OF MERGER

        This FIRST AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of January 13, 2006, by and among Digital Generation Systems, Inc., a Delaware corporation ("Parent"), DG Acquisition Corp. IV, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and FastChannel Network, Inc., a Delaware corporation (the "Company"). Certain capitalized terms used herein have the meanings assigned to them in Section 8.3 or elsewhere in this Agreement as described in Section 8.6.

        WHEREAS, on December 15, 2005, Parent, Merger Sub, and the Company entered into that certain Agreement and Plan of Merger (the "Initial Merger Agreement");

        WHEREAS, entering into this Agreement, Parent, Merger Sub, and the Company intend to amend and restate the Initial Merger Agreement in its entirety;

        WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable the merger of Merger Sub with and into the Company (the "Merger") upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL");

        WHEREAS, the respective Boards of Directors of Parent and the Company have determined that the Merger is in furtherance of and consistent with their respective business strategies and is in the best interest of their respective stockholders, and Parent has approved this Agreement and the Merger as the sole stockholder of Merger Sub;

        WHEREAS, as a condition to and inducement to the Company's willingness to enter into this Agreement, simultaneously with the execution of this Agreement, Scott Ginsburg, the Chief Executive Officer and a stockholder of Parent is entering into a voting agreement (the "Ginsburg Voting Agreement") pursuant to which he agrees to vote all shares of Parent's capital stock held by him in favor of the Parent Stockholder Approval at any meeting of Parent Stockholders relating to the transactions contemplated hereby;

        WHEREAS, as a condition to and inducement to Parent's and the Merger Sub's willingness to enter into this Agreement, simultaneously with the execution of this Agreement, certain stockholders of the Company that together control a majority of the shares of the Company's capital stock entitled to vote on such matters are entering into a voting agreement (the "Company Stockholder Voting Agreement") pursuant to which such stockholders agree to vote all shares of the Company's capital stock held by such stockholders in favor of approval and adoption of this Agreement and the transactions contemplated hereby at any meeting of the Company Stockholders relating to the adoption and approval of this Agreement and the transactions contemplated hereby;

        WHEREAS, as a further condition to and inducement to the Company's willingness to enter into this Agreement, prior to the Effective Time Scott Ginsburg will enter into an agreement in a form reasonably acceptable to the Company and Mr. Ginsburg (the "Standstill and Registration Rights Agreement") pursuant to which Mr. Ginsburg will, (i) subject to certain exceptions, agree to refrain from taking certain actions intended to effect a takeover of Parent after the consummation of the Merger for a period commencing on the Closing Date and ending on the first anniversary of the Closing Date and (ii) be granted certain registration rights with respect to sales of the Parent Common Stock held by him; and

        WHEREAS, as a further condition to and inducement to Parent's and the Merger Sub's willingness to enter into this Agreement, prior to the Effective Time certain stockholders of the Company will enter into a lockup agreement in a form reasonably acceptable to Parent (the "Lockup Agreement") pursuant to which such stockholders will, subject to certain customary exceptions, agree to refrain from selling or otherwise transferring any shares of Parent Common Stock held by such stockholders after the consummation of the Merger for a period commencing on the Closing Date and ending on the date that is 180 days after the Closing Date; and

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

Article 1.
The Merger

        Section 1.1    The Merger.     At the Effective Time and upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

        Section 1.2    Effective Time.     As soon as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article 6, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of the DGCL (the date and time of such filing, or if another date and time is specified in such filing, such specified date and time, being the "Effective Time").

        Section 1.3    Effect of the Merger.     At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        Section 1.4    Certificate of Incorporation; By-laws.     At the Effective Time, the Certificate of Incorporation and the By-laws of the Surviving Corporation shall automatically, and without further action, be amended as necessary to read the same as the Certificate of Incorporation and By-laws of Merger Sub.

        Section 1.5    Directors and Officers.     Unless otherwise designated by Parent, the directors of the Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation. Unless otherwise designated by Parent, the officers of the Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

        Section 1.6    Tax Consequences.     It is intended by the parties hereto that the Merger qualify as a "reorganization" within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

Article 2.
Conversion of Securities; Exchange of Certificates

        Section 2.1    Conversion of Securities.

          Section 2.1.1    Conversion of Preferred and Common.    At the Effective Time, by virtue of the Merger and without any action on the part of any party or the holder of any of the following securities: (a) each share of Series A-1 Preferred Stock, par value $.01 per share (the "Series A-1 Preferred Stock"), of the Company issued and outstanding at the Effective Time (excluding any Dissenting Shares) shall be converted into the right to receive an amount equal to Series A-1 Per Share Amount; (b) each share of Series B-1 Preferred Stock, par value $.01 per share (the "Series B-1 Preferred Stock"), of the Company issued and outstanding at the Effective Time (excluding any Dissenting Shares) shall be converted into the right to receive an amount equal to Series B-1 Per Share Amount; (c) each share of Series C-1 Preferred Stock, par value $.01 per share (the "Series C-1 Preferred Stock"), of the Company issued and outstanding at the Effective Time (excluding any Dissenting Shares) shall be converted into the right to receive an amount equal to the Series C-1 Per Share Amount; (d) each share of Series D-1 Preferred Stock, par value $.01 per share (the "Series D-1 Preferred Stock"), of the Company issued and outstanding at the Effective Time (excluding any Dissenting Shares) shall be converted into the right to receive an amount equal to the Series D-1 Per Share Amount; (e) each share of Series E-1 Preferred Stock, par value $.01 per share (the "Series E-1 Preferred Stock"), of the Company issued and outstanding at the Effective Time (excluding any Dissenting Shares) shall be converted into the right to receive an amount equal to the Series E-1 Per Share Amount; (f) each share of Series F Preferred Stock, par value $.01 per share (the "Series F Preferred Stock", and collectively with the Series A-1 Preferred Stock, the Series B-1 Preferred Stock, the Series C-1 Preferred Stock, the Series D-1 Preferred Stock and the Series E-1 Preferred Stock, the "Company Preferred Stock"), of the Company issued and outstanding at the Effective Time (excluding any Dissenting Shares) shall be converted into the right to receive an amount equal to the Series F Per Share Amount and (g) each share of Common Stock, par value $.01 per share, of the Company (the "Company Common Stock"), issued and outstanding immediately prior to the Effective Time (excluding any Dissenting Shares and any shares of Common Stock held in the treasury of the Company), shall be converted into the right to receive the Common Stock Per Share Amount.

          Section 2.1.2    Per-Share Amounts.    The aggregate number of Parent Common Stock into which Company Capital Stock shall be converted in the Merger subject to and in accordance with the terms hereof shall be 52,062,712 (subject to Section 2.1.6) (the "Merger Consideration"). For purposes hereof, the "Series A-1 Per Share Amount" equals 1.2275 shares of Parent Common Stock; the "Series B-1 Per Share Amount" equals 1.3093 shares of Parent Common Stock, the "Series C-1 Per Share Amount" equals 1.9520 shares of Parent Common Stock, the "Series D-1 Per Share Amount" equals 1.4975 shares of Parent Common Stock, the "Series E-1 Per Share Amount" equals 1.4272 shares of Parent Common Stock, the "Series F Per Share Amount" equals 1.1459 shares of Parent Common Stock and the "Common Stock Per Share Amount" equals the number of Shares of Parent Common Stock obtained by (a) subtracting (i) the aggregate number of shares of Parent Common Stock issuable to holders of Company Preferred Stock at the Effective Time in accordance with Article II from (ii) the Merger Consideration divided by (b) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time. The Series A-1 Per Share Amount, Series B-1 Per Share Amount, Series C-1 Per Share Amount, Series D-1 Per Share Amount, Series E-1 Per Share Amount and Series F Per Share Amount are collectively referred to as the, "Preferred Per Share Amounts." The Preferred Per Share Amounts and Common Stock Per Share Amount are collectively referred to as the "Per Share Amounts."

          Section 2.1.3    Cancellation Generally.    All shares of Company Preferred and Company Common Stock (collectively, "Company Capital Stock") outstanding immediately prior to the Effective Time, other than Dissenting Shares, shall, following the Effective Time, no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive a certificate representing the shares of Parent Common Stock into which such Company Capital Stock was converted in the Merger. Certificates previously representing shares of Company Capital Stock shall be exchanged for certificates representing whole shares of Parent Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.2, without interest. No fractional share of Parent Common Stock shall be issued, and in lieu thereof, a cash payment shall be made pursuant to Section 2.2.5 hereof.

          Section 2.1.4    Cancellation of Certain Shares.    Each share of Company Capital Stock held by Parent, Merger Sub, any wholly owned subsidiary of Parent or Merger Sub, in the treasury of the Company or by any wholly owned subsidiary of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

          Section 2.1.5    Merger Sub.    Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

          Section 2.1.6    Change in Shares.    If between the date of the Initial Merger Agreement and the Effective Time the outstanding shares of Parent Common Stock or Company Capital Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Per Share Amounts shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

        Section 2.2    Exchange of Certificates.

          Section 2.2.1    Exchange Agent.    As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Capital Stock, for exchange in accordance with this Article 2, through the Exchange Agent, certificates representing the shares of Parent Common Stock (such certificates for shares of Parent Common Stock, together with cash in lieu of fractional shares and any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1 in exchange for outstanding shares of Company Capital Stock. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the shares of Parent Common Stock contemplated to be issued pursuant to Section 2.1 out of the Exchange Fund. Except as contemplated by Section 2.2.5 hereof, the Exchange Fund shall not be used for any other purpose.

          Section 2.2.2    Exchange Procedures.    Promptly after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Capital Stock (the "Certificates") (a) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (b) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, properly completed and duly executed and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock that such holder has the right to receive in respect of the shares of Company Capital Stock formerly represented by such Certificate (after taking into account all shares of Company Capital Stock then held by such holder), cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2.5, any dividends or other distributions to which such holder is entitled pursuant to Section 2.2.3, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Capital Stock that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such shares of Company Capital Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2.5, any dividends or other distributions to which such holder is entitled pursuant to Section 2.2.3.

          Section 2.2.3    Distributions with Respect to Unexchanged Shares of Parent Common Stock.    No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2.5, unless and until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (a) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2.5 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (b) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

          Section 2.2.4    Further Rights in Company Capital Stock.    All shares of Parent Common Stock issued upon conversion of the shares of Company Capital Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.2.3 or Section 2.2.5) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock.

          Section 2.2.5    Fractional Shares.    No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share and such fractional share interests will not entitle the owner thereof to any rights of a stockholder of Parent.

          As promptly as practicable following the Effective Time, the Exchange Agent shall determine the difference between (A) the number of full shares of Parent Common Stock delivered to the Exchange Agent by Parent pursuant to Section 2.2.1 and (B) the aggregate number of full shares of Parent Common Stock to be distributed to holders of Company Capital Stock pursuant to Section 2.2.2 (such difference being the "Excess Shares"). As soon as practicable after the Effective Time, the Exchange Agent, as agent for such holders of Parent Common Stock, shall sell the Excess Shares at then prevailing prices on NASDAQ, all in the manner provided in this Section 2.2.5.2.

          The sale of the Excess Shares by the Exchange Agent shall be executed on NASDAQ and shall be executed in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to such holders of Company Capital Stock, the Exchange Agent will hold such proceeds in trust for such holders of Company Capital Stock as part of the Exchange Fund. Parent shall pay all commissions, transfer taxes and other out-of-pocket transaction costs of the Exchange Agent incurred in connection with such sale or sales of Excess Shares. In addition, Parent shall pay the Exchange Agent's compensation and expenses in connection with such sale or sales. The Exchange Agent shall determine the portion of such net proceeds to which each holder of Company Capital Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Company Capital Stock is entitled (after taking into account all shares of Parent Common Stock to be issued to such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Company Capital Stock are entitled.

          As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Capital Stock with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders of Company Capital Stock subject to and in accordance with the terms of Section 2.2.3.

          Section 2.2.6    Termination of Exchange Fund.    Any portion of the Exchange Fund that remains undistributed to the holders of Company Capital Stock on the date that is six months after the Effective Time, shall be delivered to Parent upon demand, and any holders of Company Capital Stock who have not theretofore complied with this Article 2 shall thereafter look only to Parent for the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 2.2.5 and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 2.2.3, in each case, without any interest thereon.

          Section 2.2.7    No Liability.    Neither Parent nor the Company shall be liable to any holder of shares of Company Capital Stock for any such shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

          Section 2.2.8    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.2.5 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2.3, in each case, without any interest thereon.

          Section 2.2.9    Withholding.    Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Capital Stock such amounts as Parent or the Exchange Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Capital Stock in respect of whom such deduction and withholding was made by Parent or the Exchange Agent.

        Section 2.3    Stock Transfer Books.     At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of shares of Company Capital Stock theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of certificates representing shares of Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Capital Stock except as otherwise provided herein or by Law.

        Section 2.4    Company Options, Warrants and Rights.     Prior to the Effective Time, the Company shall terminate all unexercised Company Stock Options and warrants to purchase shares of Company Capital Stock and all other rights to acquire or receive any equity securities of the Company (whether or not exercisable), in each case that are outstanding immediately prior to the Effective Time without the payment of consideration to the holders thereof.

        Section 2.5    Dissenters' Rights.     Shares of Company Capital Stock that have not been voted for approval of this Agreement or consented thereto in writing and with respect to which a demand and appraisal have been properly made in accordance with the DGCL ("Dissenting Shares") will not be converted into the right to receive the shares of Parent Common Stock otherwise owed with respect to such shares of Company Capital Stock at or after the Effective Time, but will be converted into the right to receive from the Surviving Corporation such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the laws of the State of Delaware. If a holder of Dissenting Shares (a "Dissenting Stockholder") withdraws his or her demand for such payment and appraisal or become ineligible for such payment and appraisal, then, as of the Effective Time or the occurrence of such event of withdrawal or ineligibility, whichever last occurs, such holder's Dissenting Shares will cease to be Dissenting Shares and will be converted into the right to receive, and will be exchangeable for, the shares of Parent Common Stock in accordance with this Agreement. The Company will give Parent prompt notice of any demand received by the Company from a Dissenting Stockholder for appraisal of shares of Company Capital Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demand. The Company agrees that, except with the prior written consent of Parent, or as required under the DGCL, it will not voluntarily make any payment with respect to, or settle or offer or agree to settle, any such demand for appraisal. Each Dissenting Stockholder who, pursuant to the provisions of the DGCL, becomes entitled to payment of the value of the Dissenting Shares will receive payment therefor but only after the value therefor has been agreed upon or finally determined pursuant to such provisions. Any portion of the shares of Parent Common Stock that would otherwise have been owed with respect to Dissenting Shares if such shares of Company Capital stock were not Dissenting Shares will be retained by Parent.

Article 3.
Representations and Warranties of the Company

        The Company represents and warrants to Parent and Merger Sub that, except as set forth in the Disclosure Letter furnished by Company to Parent simultaneously with the execution hereof (the "Company Disclosure Letter"), the statements contained in this Article 3 are true, complete and correct as of the date of the Initial Merger Agreement, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties are true, complete and correct as of such date).

        Section 3.1    Organization and Good Standing.     The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, operate and lease its properties and assets and to conduct its business as it is now being conducted. The Company is duly qualified or licensed to do business as a corporation, and is in good standing as a corporation, in every jurisdiction in which its ownership of property or the character of its business requires such qualification, except for those jurisdictions in which the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect. Section 3.1 of the Company Disclosure Letter sets forth a true, complete and correct list of all foreign jurisdictions in which the Company is so qualified or licensed and in good standing.

        As used herein, the term "Company Material Adverse Effect" shall mean: (a) any event, circumstance or occurrence that has resulted in, or would reasonably be expected to result in, a material adverse effect on the business, results of operations, tangible assets, and financial condition of the Company and its Subsidiaries, taken as a whole; or (b) any event, circumstance or occurrence that prevents or materially delays, or would reasonably be expected to prevent or materially delay, the ability of the Company to consummate the Merger; provided, however, that in no event shall any of the following be a Company Material Adverse Effect, or be taken into account in the determination of whether a Company Material Adverse Effect has occurred: (A) any change resulting from conditions affecting any of the industries in which the Company operates or from changes in general business or economic conditions; (B) any change resulting from the announcement or pendency of the transactions contemplated by this Agreement; (C) any change resulting from the compliance by the Company with the terms of, or the taking of any action by the Company contemplated or permitted by, this Agreement; or (D) the receipt by the Company of notice of cancellation or non-renewal from any customer of the Company except to the extent that such customer accounted for more than the Trigger Amount of Company revenues for the twelve months ended September 30, 2005 (in each case determined in accordance with GAAP, except that no customer of the Company shall be deemed to have cancelled or not renewed if such customer's business is placed with Parent). The "Trigger Amount" shall equal the sum of $3.75 million plus (y) a mutually agreed upon reasonable estimate of the annual revenues expected to be generated under any new Company customer accounts won after September 30, 2005 and (z) a mutually agreed upon reasonable estimate of the annual revenues expected to be generated as the result of any expansions under Company customer accounts existing as of September 30, 2005.

        Section 3.2    Corporate Records.     Copies of the certificate of incorporation (the "Company Charter") and of the by-laws of the Company heretofore delivered to Parent are true, complete and correct copies of such instruments as amended. The Company Charter and by-laws of the Company are in full force and effect. The Company is not in violation of any material provision of the Company Charter or its by-laws. The books and records, minute books, stock record books and other similar records of the Company, all of which have been delivered to Parent, are true, complete and correct in all material respects.

        Section 3.3    Corporate Power and Authority.     The Company has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements. Subject to the Company Stockholder Approval, the execution and delivery by the Company of this Agreement and any Ancillary Agreement to which the Company is a party, the performance by it of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate actions on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes, and each Ancillary Agreement to which the Company is a party when executed will constitute, the legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors' rights generally and subject to general principles of equity. The Board of Directors of the Company (the "Company Board") has unanimously approved this Agreement and each Ancillary Agreement to which the Company is a party, declared advisable the transactions contemplated hereby and thereby and has directed that this Agreement and the transactions contemplated hereby be submitted to the Company's Stockholders for approval.

        Section 3.4    Capitalization.

          Section 3.4.1    The authorized capital stock of the Company consists of (a) 80,404,648 shares of Company Common Stock, of which 10,376,932 shares are issued and outstanding as of the date of the Initial Merger Agreement, and 41,818,500 shares are reserved for the conversion of the Company Preferred Stock and the exercise of Company Options and warrants; (b) 275,000 shares of Class B Common Stock (nonvoting), of which 259,293 shares are issued and outstanding as of the date of the Initial Merger Agreement; (c) 59,320,352 shares of Company Preferred Stock, of which 33,951,937shares are issued and outstanding as of the date of the Initial Merger Agreement. Of such preferred stock, (A) 3,931,566 shares are designated as Series A Preferred Stock, $0.01 par value per share, of which none are issued and outstanding as of the date of the Initial Merger Agreement; (B) 3,931,566 shares are designated as Series A-1 preferred stock, $0.01 par value per share, of which 2,553,849 shares are issued and outstanding as of the date of the Initial Merger Agreement; (C) 4,876,820 are designated as shares of Series B Preferred Stock, $0.01 par value per share, of which none are issued and outstanding as of the date of the Initial Merger Agreement; (D) 4,876,820 are designated as shares of Series B-1 Preferred Stock, $0.01 par value per share, of which 2,989,188 shares are issued and outstanding as of the date of the Initial Merger Agreement; (E) 2,486,338 are designated as shares of Series C Preferred Stock, $0.01 par value per share, of which none are issued and outstanding as of the date of the Initial Merger Agreement; (F) 2,486,338 are designated as shares of Series C-1 Preferred Stock, $0.01 par value per share, of which 2,404,371 are issued and outstanding as of the date of the Initial Merger Agreement; (G) 886,183 shares of Series D Preferred Stock, $0.01 par value per share, of which none are issued and outstanding as of the date of the Initial Merger Agreement; (H) 886,183 shares of Series D-1 Preferred Stock, $0.01 par value per share, of which 539,381 are issued and outstanding as of the date of the Initial Merger Agreement; (I) 8,962,631 shares of Series E Preferred Stock, $0.01 par value per share, of which none are issued and outstanding as of the date of the Initial Merger Agreement; (J) 8,962,631 shares of Series E-1 Preferred Stock, $0.01 par value per share, of which 8,539,503 are issued and outstanding as of the date of the Initial Merger Agreement; and (K) 17,033,276 shares of Series F Preferred Stock, $0.01 par value per share, of which 16,925,645 are issued and outstanding as of the date of the Initial Merger Agreement. The capital stock of the Company is held as of the date of the Initial Merger Agreementby the Persons and in the amount of shares as set forth in Section 3.4.1(a) of the Company Disclosure Letter. All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and have been issued in compliance with applicable Laws and all requirements set forth in contracts. There are no declared or accrued but unpaid dividends or distributions with respect to any shares of the capital stock of the Company.

          Section 3.4.2    There are no Company Options other than those granted pursuant to the Company Stock Option Plans. Section 3.4.2 of the Company Disclosure Letter sets forth for each outstanding Company Option, (a) the name of the holder of such option, (b) the number of shares of Company Common Stock issuable upon the exercise of such option, (c) the exercise price of such option and (d) the plan under which such option was issued and if it is an "incentive stock option" within the meaning of Section 422 of the Code. Section 3.4.2 of the Company Disclosure Letter sets forth for each outstanding Company warrant to purchase shares of capital stock of the Company, (i) the name of the holder of such warrant, (ii) the number of shares of Company Common Stock issuable upon exercise of such warrant and (iii) the exercise price of such warrant. As of the date of the Initial Merger Agreement, there are Company Options to acquire 3,317,623 shares of Common Stock pursuant to the Company Stock Option Plans outstanding and unexercised. Section 3.4.2 of the Company Disclosure Letter accurately sets forth with respect to each share of Company Common Stock that are subject to repurchase rights or vesting or similar restrictions as of the date of the Initial Merger Agreement ("Restricted Stock"): (A) the name of the holder of such shares of Restricted Stock; (B) the total number of shares of Restricted Stock that remain subject to such repurchase rights or vesting or similar restrictions; (C) the date on which such shares of Restricted Stock were granted; (D) the vesting schedule and vesting commencement date for such shares of Restricted Stock; (E) the purchase price per share of Restricted Stock; and (F) whether an election under Section 83(b) of the Code was timely and accurately filed with respect to such shares of Restricted Stock. There are no options, warrants, calls, rights, phantom rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which it is bound, relating to the issued or unissued capital stock of the Company or obligating the Company or any of its Subsidiaries to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of the Company or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. True, complete and correct copies of the plans pursuant to which such Company Options, shares of Restricted Stock and warrants to purchase shares of capital stock of the Company have been issued have been provided to the Parent. The Company is not a party to, and as of the date of the Initial Merger Agreement, to the Knowledge of the Company, there are no other voting trusts, proxies or other agreements or understandings with respect to the voting interests of the Company. There are no agreements or arrangements pursuant to which the Company is or could be required to register shares of Company Common Stock or other securities under the Securities Act. All shares of capital stock of the Company to be issued pursuant to the Company Options and warrants described in Section 3.4.2 of the Company Disclosure Letter will be granted and issued, in compliance with all applicable Laws and all requirements set forth in applicable contracts.

          Section 3.4.3    There are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of shares of Company Common Stock to which the Company is a party or to which it is bound.

        Section 3.5    Subsidiaries.

          Section 3.5.1    Section 3.5.1 of the Company Disclosure Letter sets forth a true, complete and correct list of (a) all of the Company's Subsidiaries. All outstanding capital stock, membership or partnership interests or other equity based or equity-linked securities ("Capital Securities") of each such Subsidiary or other voting securities of each Subsidiary of the Company are validly issued, fully paid and nonassessable and owned by the Company or a Subsidiary of the Company free and clear of any Lien with respect thereto. No Subsidiary of the Company has issued any securities in violation of any options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating each Subsidiary to issue, transfer or sell any Capital Securities and there are no options, warrants, calls, rights or other securities, agreements or commitments of any character obligating or committing either a Subsidiary of the Company or the Company to issue, deliver or sell shares of such Subsidiary's capital stock or debt securities, or obligating either a Subsidiary of the Company or the Company to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment.

          Section 3.5.2    Each Subsidiary of the Company (a) is duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, (b) is duly qualified or licensed as a foreign corporation, and is in good standing, in every jurisdiction in which its ownership of property or the character of its business requires such qualification, except for those jurisdictions in which the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect and (c) has the requisite corporate power and authority to own, operate and lease its property and assets and conduct its business as it is now being conducted. The minute books, stock record books and other similar books and records of each such Subsidiary are true, complete and correct in all material respects. No such Subsidiary is in violation of any material provision of its organizational documents.

          Section 3.5.3    Other than those of the Subsidiaries of the Company described on Section 3.5.1 of the Company Disclosure Letter, the Company does not hold or own, directly or indirectly, any securities, equity interests or rights in any other corporation, partnership, joint venture or other Person, and there are no outstanding contractual obligations of the Company or any of its Subsidiaries to make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

        Section 3.6    No Violation.     Neither the execution and delivery of this Agreement by the Company and of each Ancillary Agreement to which it is a party, the performance by the Company of its obligations hereunder and thereunder, nor the consummation by the Company of the transactions contemplated hereby and thereby, will (a) assuming receipt of the Company Stockholder Approval, contravene any provision of the certificate of incorporation or by-laws of the Company or any organizational documents or agreements of any of its Subsidiaries, (b) assuming compliance with the matters referred to in Section 3.7, violate any Law or judgment applicable to the Company or any of its Subsidiaries, (c) result in the creation or imposition of any Lien (other than Permitted Liens) on any of the property held by the Company or any of its Subsidiaries, or (d) assuming compliance with the matters referred to in Section 3.7, require any consent or other action by any Person under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, change of control rights, cancellation, modification, enhancement of rights of third parties, revocation of grant of rights or assets, placement into or release from escrow of any assets of the Company or any of its Subsidiaries or acceleration of any right or obligation of the Company or any of its Subsidiaries or a loss of any benefit to which the Company or any of its Subsidiaries is entitled under any note, bond, mortgage, indenture, deed of trust, license, contract, lease, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company any of its Subsidiaries or their respective properties or assets are bound or affected (including under any outstanding debt), except for as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect or any notice or other action the absence of which, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect. As used herein, "Permitted Liens" means with respect to any Person (A) such imperfections of title, easements, encumbrances or restrictions which do not materially impair the current use of such Person's or any of its Subsidiary's assets, (B) materialmen's, mechanics', carriers', workmen's, warehousemen's, repairmen's and other like Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, (C) Liens for Taxes not yet due and payable, or being contested in good faith, and (D) purchase money Liens incurred in the ordinary course of business.

        Section 3.7    Approvals.     No consent, waiver, approval, order, authorization or declaration of, filing or registration with, or notice to, any Governmental Authority or other Person is required to be made, obtained or given by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby, except for (a) such consents, waivers, approvals, orders, authorizations, declarations, filings, registrations and notices, which if not obtained or made would not reasonably be expected to have have a Company Material Adverse Effect, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (c) the Company Stockholder Approval.

        Section 3.8    Financial Statements; No Undisclosed Liabilities.

          Section 3.8.1    The Company has delivered to Parent true, complete and correct copies of the Company's (i) audited consolidated balance sheets as of December 31, 2003 and December 31, 2004, and audited consolidated statements of income and cash flows for the years ended December 31, 2002, 2003 and 2004 (the "Annual Financial Statements") and (ii) an unaudited consolidated balance sheet of the Company (the "Balance Sheet") as of September 30, 2005 (the "Balance Sheet Date") and the related unaudited consolidated statements of income and cash flows for the nine-month period then ended (together with the Balance Sheet, the "Unaudited Financial Information"). The Unaudited Financial Information and the Annual Financial Statements are collectively referred to herein as the "Financial Statements." The Financial Statements have been prepared from, and in accordance with, the information contained in the books and records of the Company, which have been regularly kept and maintained in accordance with the Company's normal and customary practices and applicable accounting practices and fairly present, in all material respects, the financial condition of the Company as of the dates thereof and results of operations and cash flows for the periods referred to therein, and have been prepared in accordance with GAAP, consistently applied throughout the periods indicated, except as otherwise stated therein or in the notes thereto and with respect to the Unaudited Financial Information, which are subject to normal year-end adjustment (which will not be material) and do not include notes as required by GAAP.

          Section 3.8.2    The Interim Unaudited Financial Information and the Annual Audited Financial Information delivered to Parent after the date of the Initial Merger Agreement pursuant to Section 5.19 will be prepared from, and in accordance with, the information contained in the books and records of the Company, which have been regularly kept and maintained in accordance with the Company's normal and customary practices and applicable accounting practices and will fairly present, in all material respects, the consolidated financial condition of the Company as of the dates thereof and results of operations and cash flows for the periods referred to therein, and will be prepared in accordance with GAAP, consistently applied throughout the periods indicated, except that the Monthly Unaudited Financial Information is subject to normal year-end adjustment (which will not be material) and will not include notes as required by GAAP.

          Section 3.8.3    Since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has incurred any material Liabilities or obligations (whether direct, indirect, accrued or contingent), except for Liabilities or obligations (a) incurred in the ordinary course of business and consistent with past practice, or (b) shown, accrued or reserved against in the Financial Statements.

          Section 3.8.4    The Company maintains internal control over financial reporting as that term is defined in Section 13a-15(f) of the Exchange Act.

        Section 3.9    Ordinary Course Operations.     Since the Balance Sheet Date, the Company has conducted its business in the ordinary course, consistent with past practice, and the Company has not taken any of the actions described in subparagraphs (a) through (v) of Section 5.1 except as permitted pursuant to Section 5.1.

        Section 3.10    Leases of Personal and Real Property; Owned Real Property; Material Contracts; No Default.

          Section 3.10.1    Section 3.10.1 of the Company Disclosure Letter sets forth a true, complete and correct list of each lease, sublease, license and other agreement, including all amendments, modifications or supplements with respect thereto, of personal property and equipment to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties or assets are bound that (a) provides for payments in excess of $100,000 per annum or (b) provides for payments in excess of $75,000 per annum and has a term remaining after the date of the Initial Merger Agreement in excess of three years that may not be terminated by the Company or any of its Subsidiaries within 90 days after notice thereof (collectively, the "Personal Property Leases"). The Company has delivered to the Parent a true, complete and correct copy of each of the Personal Property Leases.

          Section 3.10.2    Section 3.10.2 of the Company Disclosure Letter sets forth a true, complete and correct list of all leases, subleases, licenses and other agreements, including all amendments, modifications or supplements with respect thereto (collectively, the "Real Property Leases"), under which the Company or any Subsidiary uses or occupies or has the right to use or occupy any real property that (a) provides for payments in excess of $100,000 per annum or (b) provides for payments in excess of $75,000 per annum and has a term remaining after the date of the Initial Merger Agreement in excess of one year and that may not be terminated by the Company or any of its Subsidiaries within 90 days after notice thereof (the land, buildings and other improvements covered by the Real Property Leases and any other rights of the tenant thereunder being herein called the "Leased Real Property"), including the address of the premises demised under each Real Property Lease, the landlord, rent and use thereof. Neither the Company nor any Subsidiary has subleased any of the Leased Real Property or given any third party any license or other right to occupy any portion of the Leased Real Property. Neither the operations of the Company and its Subsidiaries on the Leased Real Property nor, to the Knowledge of the Company, such Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement, or classification or statute relating to the particular property or such operations. The Company has delivered to the Parent a true, complete and correct copy of each of the Real Property Leases, and (i) neither the Company nor any Subsidiary has waived any term or condition thereof, and all material covenants to be performed by the Company or any Subsidiary thereunder prior to the Closing Date, or, to the Knowledge of the Company, any other party to any Real Property Lease, have been performed in all material respects, (ii) the Company and any Subsidiary are current (and not late) with respect to all rental payments due under any Real Property Lease, (iii) no security deposit or portion thereof deposited with respect to any Real Property Lease has been applied in respect of a breach or default under any Real Property Lease which has not been redeposited in full and (iv) the Company and any Subsidiary have not collaterally assigned or granted any security interest in any Real Property Lease or any interest therein.

          Section 3.10.3    Neither the Company nor any Subsidiary (a) currently owns or ground leases any real property or (b) has ever owned or ground leased any real property.

          Section 3.10.4    Section 3.10.4 of the Company Disclosure Letter sets forth a true, complete and correct list of all agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets are bound, of the following types: (a) any contract involving an investment by the Company or any of its Subsidiaries in any partnership, limited liability company or joint venture; (b) any contract of the Company or any of its Subsidiaries which involves a financing arrangement in excess of $100,000, other than purchase orders entered into in the ordinary course of business which contain customary terms and conditions; (c) employment agreements with any Key Employee; (d) loan agreements, notes, mortgages, indentures, security agreements and other agreements and instruments relating to the borrowing of money in excess of $100,000; (e) agreements with any Affiliate of the Company or its Subsidiaries; (f) any contract that places any material non-competition, exclusivity or similar restriction relating to the geographical area of operations or scope or type of business of the Company or any of its Subsidiaries or any of their respective Affiliates; (g) any contract relating to any acquisition or disposition of any capital stock or equity interest of the Company or any of its Subsidiaries; (h) contracts that require stated payments in excess of $50,000 per annum; (i) contracts which as of the date of the Initial Merger Agreement, would constitute "material contracts" as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act; and (j) contracts that would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement or any Ancillary Agreement to which the Company is a party (such contracts described in (a)-(j) above, the "Material Contracts"). The Company has delivered to the Parent a true, complete and correct copy of each of the Material Contracts.

          Section 3.10.5    Each Material Contract is in full force and effect and is legal, valid, binding and enforceable against the Company or any of its Subsidiaries party thereto, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors' rights generally and subject to general principles of equity. Neither the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any other party to any Material Contract is in material violation or default under any such agreement and, to the Knowledge of the Company, no condition exists that with the passage of time or the giving of notice would cause such a violation of or default under any Material Contract.

        Section 3.11    Intellectual Property Matters.

          Section 3.11.1    Section 3.11 of the Company Disclosure Letter sets forth, for all of the following included in (or in the case of Software, covered by) the Company Owned Intellectual Property, a true, complete and correct list of all United States, state, foreign and international: (i) Patents (including, without limitation, Patent applications) and any material invention disclosures for patent applications to be filed or under consideration for filing; (ii) Trademark registrations, applications and material unregistered or common law Trademarks; (iii) Copyright registrations, applications and material unregistered copyrights; and (iv) material Software. In addition, Section 3.11 of the Company Disclosure Letter sets forth, where applicable, (a) the jurisdiction in which each item of such Intellectual Property has been registered or issued or in which an application for registration or issuance has been filed; (b) the named owner of such Intellectual Property (if other than the Company); and (c) the registrar or equivalent party with whom such Intellectual Property is registered or by whom it was issued.

          Section 3.11.2    Section 3.11 of the Company Disclosure Letter sets forth a true, complete and correct list of all License Agreements that are reasonably necessary for the conduct of the Company's business as it is currently conducted. The Company and its Subsidiaries are in material compliance with and have not materially breached any term of any such License Agreements. To the Knowledge of the Company, all third Persons that are parties to such License Agreements are in material compliance with and have not materially breached any material term of any such License Agreements. To the Knowledge of the Company, there are no disputes regarding the scope of such License Agreements, performance under such License Agreements, or with respect to payments under such License Agreements. To the Knowledge of the Company, no third Person has possession of the Software that is reasonably necessary for the conduct of the Company's business as it is currently conducted without a License Agreement. The Merger will not result in the termination or breach of any of such License Agreements or any material loss or change in the rights or obligations of the Company, its Subsidiaries or any third Person that is a party to such License Agreements.

          Section 3.11.3    The Company Owned Intellectual Property has been duly maintained, is valid and subsisting, in full force and effect, has not been cancelled or abandoned, and has not expired. The Company has not granted to any third Person any exclusive right with respect to any of the Company Owned Intellectual Property.

          Section 3.11.4    There is no pending or threatened claim against the Company or any Subsidiary (i) alleging that the Company, any Subsidiary, or Technology, infringes, misappropriates, dilutes or otherwise violates any Intellectual Property rights of any third Person, or (ii) challenging the Company's rights relating to the Company Owned Intellectual Property and, to the Knowledge of the Company, there is no reasonable basis for a claim regarding any of the foregoing.

          Section 3.11.5    Neither the Company nor any Subsidiary has brought or threatened a claim against any Person (i) alleging infringement, misappropriation, dilution or any other violation of the Company Owned Intellectual Property that is the subject of any License Agreement, or (ii) challenging any Person's ownership or use of, or the validity, enforceability or registrability of the Company Owned Intellectual Property and, to the Knowledge of the Company, there is no reasonable basis for a claim regarding any of the foregoing.

          Section 3.11.6    The Company and all Subsidiaries have taken all reasonable and necessary measures to protect the Company Owned Intellectual Property and their rights therein. Such measures include but are not limited to, requiring its employees and third Persons having access to Trade Secrets included in such Company Owned Intellectual Property to execute written agreements containing obligations of non-disclosure with respect to such Trade Secrets. To the Knowledge of the Company, none of the Company's or any Subsidiaries' rights in any Company Owned Intellectual Property has been lost or is in jeopardy of being lost through failure to act by the Company or any of its Subsidiaries except where the Company has made a reasonable business judgment not to protect such Intellectual Property.

          Section 3.11.7    All Software that is reasonably necessary for the conduct of the Company's business as it is currently conducted was developed by either (i) employees of the Company within the scope of their employment or under obligation to assign all of their rights to the Company pursuant to a written agreement, or (ii) agents, consultants, or independent contractors who have assigned or are obligated to assign all of their rights in such Software to the Company pursuant to a written agreement. Without limiting the foregoing, all former and current employees, agents, consultants and independent contractors of the Company or any of its Subsidiaries who were or are members of management or who have contributed or participated in the conception or development of Company Owned Intellectual Property or Technology that is reasonably necessary for the conduct of the Company's business as it is currently conducted, or are or will be contributing to or participating in such conception or development, have assigned or otherwise transferred, or are obligated to assign or otherwise transfer pursuant to a written agreement, to the Company all of their rights in any Company Owned Intellectual Property or such Technology.

          Section 3.11.8    No Software or other material that is distributed as "free software," "open source software," or under a similar licensing or distribution model is incorporated into, combined with, or distributed in conjunction with any product of the Company or any of its Subsidiaries ("Incorporated Open Source Materials"). None of the Incorporated Open Source Materials are licensed under terms that create, or purport to create, obligations for the Company or any of its Subsidiaries with respect to Company Owned Intellectual Property or its or their Technology that is reasonably necessary for the conduct of the Company's business as it is currently conducted or that grant, or purport to grant, to any third Person, any rights to such Intellectual Property or Technology or any immunities under such Intellectual Property (including but not limited to using any Incorporated Open Source Materials that require, as a condition of use, modification and/or distribution, that other Software incorporated into, derived from or distributed with such Incorporated Open Source Materials be (i) disclosed or distributed in source code form, (ii) disclosed for the purpose of making derivative works, or (iii) redistributable at no charge).

          Section 3.11.9    No government funding, facilities of a university, college or other educational institution or research center was used in the development of any Company Owned Intellectual Property or Technology that is reasonably necessary for the conduct of the Company's business as it is currently conducted.

        Section 3.12    Litigation.     Except with respect to matters relating to routine employment or the provision of goods and services in the ordinary course of business where the amounts at issue do not exceed $50,000 individually, (a) there is no Action pending or, to the Knowledge of the Company, threatened in writing against the Company, any of its Subsidiaries, or their respective properties (tangible or intangible) or their respective Directors or corporate officers in their respective capacities as such or for which the Company or any Subsidiary is obligated to indemnify a third party, (b) there is no investigation or other proceeding pending or, to the Knowledge of the Company, threatened in writing, against the Company, its Subsidiaries, their properties (tangible or intangible) or their officers or Directors in their respective capacities as such or for which the Company or any Subsidiary is obligated to indemnify a third party, and (c) no Governmental Authority has provided the Company with written notice challenging or questioning in any material respect the legal right of the Company or any Subsidiary to conduct its operations as conducted at that time or as presently conducted. Neither the Company nor any of its Subsidiaries is subject to (i) any outstanding judgment, order, arbitration ruling or other finding or decree of any Governmental Authority (or arbitral body) or (ii) any settlement or similar agreement or written arrangement with ongoing obligations relating to a dispute with any third party, in each case other than matters relating to routine employment and the provisions of goods and services in the ordinary course of business where the amounts at issue do not exceed $100,000 individually or $1,000,000 in the aggregate.

        Section 3.13    Compliance with Laws; Permits.

          Section 3.13.1    The Company and each of its Subsidiaries is, and since January 1, 2002 has been, in compliance in all material respects with all Laws (other than Environmental Laws, which are addressed under Section 3.19) applicable thereto, including those applicable by virtue of a contractual relationship with a third party. Neither the Company nor its Subsidiaries is in material violation of or in default under, and to the Knowledge of the Company, no event has occurred which, with the lapse of time or the giving of notice or both, would result in the material violation of or default under, the terms of any judgment, order, settlement or decree of any Governmental Authority. None of the Company nor any of its Subsidiaries is subject to reporting or registration requirements under the Exchange Act.

          Section 3.13.2    Each of the Company and each Subsidiary is in possession of all material authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Authority (other than Company Permits required under Environmental Laws, which are addressed under Section 3.19) necessary for the Company and each Subsidiary to own, lease and operate its properties or to carry on its respective businesses substantially as it is being conducted as of the date of the Initial Merger Agreement (the "Company Permits"), and, to the Knowledge of the Company, all such Company Permits are valid and in full force and effect.

        Section 3.14    Taxes

          Section 3.14.1    The Company and its Subsidiaries have duly and timely filed (or there has been filed on their behalf) with the appropriate Governmental Authorities all Tax Returns (including all relevant elections associated with those Tax Returns) required to be filed by them or with respect to their income, properties or operations, and all such Tax Returns are true, complete and correct in all material respects. All Taxes of the Company and its Subsidiaries, whether or not shown to be due on such Tax Returns, have been timely paid in full.

          Section 3.14.2    The Company and its Subsidiaries have each, in accordance with all applicable Laws, withheld and timely paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Person.

          Section 3.14.3    There are no Liens for Taxes upon the assets or properties of the Company or any of its Subsidiaries except for (a) statutory Liens for current Taxes not yet due and (b) Liens for

  Taxes being contested in good faith (to the extent that such Liens are set forth on Section 3.14.3 of the Company Disclosure Letter);

          Section 3.14.4    Neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Return in respect of any taxable year which has not since been filed, and no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns has been given by or on behalf of the Company or any of its Subsidiaries that are still in effect other than those that arise by filing a Tax Return by the extended due date;

          Section 3.14.5    There is no audit, action, suit, proceeding or investigation now pending, or to the Knowledge of the Company or its Subsidiaries, threatened with regard to any Tax or Tax Returns of the Company or it Subsidiaries; nor has the Company or any of its Subsidiaries received written notice to the effect that, and neither the Company nor its Subsidiaries has Knowledge that, any Governmental Authority intends to conduct such an audit or investigation;

          Section 3.14.6    All Tax deficiencies which have been claimed, proposed or asserted against the Company or any of its Subsidiaries by any Governmental Authority have been fully paid or are being contested in good faith by appropriate proceedings, are adequately reserved for on the Financial Statements and are described on Section 3.14.6 of the Company Disclosure Letter;

          Section 3.14.7    Neither the Company nor any of its Subsidiaries (a) has agreed, has proposed or is required to make any adjustments under Section 481(a) of the Code, by reason of any voluntary or involuntary change in accounting method (nor has any Governmental Authority proposed any such adjustment or change of accounting method); (b) has made an election, or is required, to treat any of its assets as tax-exempt bond financed property or tax-exempt use property under Section 168 of the Code (c) has filed a consent pursuant to former Section 341(f) of the Code for or agreed to have former Section 341(f) of the Code applied to the disposition of any asset; (d) has any assets that secures any debt the interest on which is tax exempt under Section 103(a) of the Code; or (d) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable foreign, state or local Tax provision;

          Section 3.14.8    No power of attorney has been granted by or with respect to the Company or any of its Subsidiaries with respect to any matter relating to Taxes that is still in effect;

          Section 3.14.9    Neither the Company nor any of its Subsidiaries is a party to any advance pricing agreement or closing agreement with any Governmental Authority that would be binding on the Company or any of its Subsidiaries after Closing. Neither the Company nor any of its Subsidiaries is subject to any private letter ruling of the Internal Revenue Service or comparable rulings of other Governmental Authorities that would be binding on the Company or any of its Subsidiaries after Closing and there are no outstanding requests for such rulings from a Governmental Authority.

          Section 3.14.10    Neither the Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing, Tax indemnification or tax allocation or other similar contract or arrangement;

          Section 3.14.11    The Company has previously delivered or made available to the Parent true, complete and correct copies of (a) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Authority relating to the United States federal, state, local or foreign income Taxes due from or with respect to the Company or any of its Subsidiaries and (b) all United States federal income Tax Returns, and state income Tax Returns filed by the Company or any of its Subsidiaries (or, in each case, on its behalf) for tax periods ending on or after December 31, 2001;

          Section 3.14.12    Neither the Company nor any Subsidiary (i) has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code other than the group of which the common parent is the Company and (ii) has any liability for the Taxes of any person as defined in Section 7701(a)(1) of the Code (other than the Company or any Subsidiary), under Treas. Reg § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

          Section 3.14.13    No written claim has been made within the past five years in a jurisdiction where the Company or any Subsidiary does not file Tax Returns to the effect that the Company or any Subsidiary is or may be subject to taxation by that jurisdiction;

          Section 3.14.14    The Company has not been a United States real property holding corporation within the meaning of Section 897 (c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

          Section 3.14.15    Neither the Company nor any of its Subsidiaries has distributed the stock of any corporation in a transaction intending to satisfy the requirements of Section 355 of the Code, and no stock of the Company or any of its Subsidiaries has been distributed in a transaction intending to satisfy the requirements of Section 355 of the Code.

          Section 3.14.16    Neither the Company nor any of its Subsidiaries shall be required to include in a taxable period ending after the Closing Date taxable income attributable to income of the Company or any Subsidiary that accrued in a prior taxable period but was not recognized in such prior taxable period as a result of (i) the installment method of accounting, (ii) the long-term contract method of accounting, (iii) a "closing agreement" as described in Section 7121 of the Code (or any provision of any foreign, state or local Tax law having similar effect), or (iv) Section 481 of the Code (or any provision of any foreign, state or local Tax law having similar effect).

          Section 3.14.17    Neither the Company nor any of its Subsidiaries has entered into any transaction that is a "reportable transaction" (as defined in Treas. Reg. § 1.6011-4, as modified by Rev. Proc. 2004-68, Rev. Proc. 2004-67, Rev. Proc. 2004-66, Rev. Proc. 2004-65 and Rev. Proc. 2004-45).

        Section 3.15    Insurance.     Section 3.15 of the Company Disclosure Letter sets forth a true, complete and correct list of all material insurance policies or binders maintained by or for the benefit of the Company, its Subsidiaries and its Directors, officers, employees or agents. The Company has delivered or made available to the Parent true, complete and correct copies of such policies and binders. (a) All such policies or binders are in full force and effect and no premiums due and payable thereon are delinquent, (b) there are no pending material claims against such insurance policies or binders by the Company or any Subsidiary as to which the insurers have denied Liability, (c) the Company and its Subsidiaries have complied in all material respects with the provisions of such policies and (d) there exist no material claims under such insurance policies or binders that have not been properly and timely submitted by the Company or any Subsidiary to its insurers. The insurance coverage provided by such policies or insurance will not terminate or lapse by reason of the transactions contemplated by this Agreement and, following the Closing Date, the Company and its Subsidiaries will continue to be covered under such policies for events occurring prior to the Closing Date. No such policy provides for or is subject to any currently enforceable retroactive rate or premium adjustment or loss sharing arrangement arising wholly or partially out of events arising prior to the date of the Initial Merger Agreement. Section 3.15 of the Company Disclosure Letter sets forth a list of all claims (other than insurance claims made by or for the benefit of employees) in excess of $25,000 individually submitted to insurers during the past 18-month period ending September 30, 2005.

        Section 3.16    Employee Benefit Plans.

          Section 3.16.1    Section 3.16.1 of the Company Disclosure Letter hereto contains a true, complete and correct list of each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity or equity-based compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare plan," fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); each profit-sharing, stock bonus or other "pension plan," fund or program (within the meaning of Section 3(2) of ERISA); each employment, "change in control", termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is, or was within the past six years, sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of Section 414(b), (c), (m) or (o) of the Code, or to which the Company or an ERISA Affiliate is party, whether written or oral, for the benefit of any current or former employee, officer, director or consultant of the Company or any Subsidiary (the "Employee Plans"). Neither the Company nor any Subsidiary or ERISA Affiliate has any commitment or formal plan, whether legally binding or not, to create any additional material employee benefit plan or modify or change, in any material way, any existing Employee Plan that would affect any current or former employee, officer, director or consultant of the Company or any Subsidiary and no condition exists which would prevent the Company or a Subsidiary from terminating any Employee Plan (other than an Employee Plan required to be maintained under applicable Law) without Liability to the Company or a Subsidiary (other than for benefits accrued at the time of such termination), except to the extent limited by Law.

          Section 3.16.2    With respect to each Employee Plan, the Company has heretofore provided to the Parent a current, true, complete and correct copy (or, to the extent no such copy exists, an accurate written description) thereof (including any amendments thereto) and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent IRS determination opinion or letter and any pending request for such determination letter; (iii) any summary plan descriptions or other reports and summaries required under ERISA or the Code; (iv) any material written communication (or a description of any material oral communications) to participants concerning the Employee Plans; (v) for the two most recent years for which such documents are available, the Form 5500 and attached schedules, audited financial statements, actuarial valuation reports and any attorney's response to any auditor's request for information; and (vi) copies of all material documents and correspondence relating to any Employee Plan received from or provided to the IRS; (vii) the most recent annual 401(k) and 401(m) nondiscrimination tests performed under the Code; (vii) all summaries furnished employees, officers and directors of the Company and its Subsidiaries of all incentive compensation, other plans and fringe benefits for which a summary plan description is not required. Each Employee Plan intended to be "qualified" within the meaning of Section 401(a), Section 401(k), Section 401(m) or Section 4975(e)(7) of the Code has been determined to be "qualified" by the Internal Revenue Service and has received a favorable determination letter or opinion letters, as applicable, as to its tax qualified status and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code and no event has occurred or circumstance exists that would reasonably be expected to affect such qualified status. No Employee Plan is a voluntary employees' beneficiary association under Section 501(c)(9) of the Code.

          Section 3.16.3    Neither the Company nor any ERISA Affiliate sponsors, maintains, contributes to or has an obligation to contribute to, or has at any time within the last six years sponsored, maintained, contributed to or had an obligation to contribute to, any "multiemployer plan," as such term is defined in Section 3(37) or Section 4001(a)(3) of ERISA or comparable provisions of any other applicable Law or any pension plan (as defined in Section 3(2) of ERISA) subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

          Section 3.16.4    Each Employee Plan has been operated and administered in all material respects in accordance with its terms and applicable Law, including, but not limited to, ERISA and the Code, and all contributions required to be made under the terms of any of the Employee Plans as of the date of the Initial Merger Agreement have been timely made or, if not yet due, have been properly reflected on the Financial Statements except for any failure to do so which would not result in any material Liability to the Company or an ERISA Affiliate.

          Section 3.16.5    No Employee Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than coverage mandated by applicable statute.

          Section 3.16.6    The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (a) entitle any current or former employee, director, officer or consultant of the Company or any Subsidiary to severance pay, unemployment compensation, loan forgiveness or any other payment, (b) accelerate the time of payment or vesting, or increase the amount of compensation or benefits due any such employee, director, officer or consultant, including under Employee Plan or (c) prevent the Company or any Subsidiary from amending or terminating any Employee Plan.

          Section 3.16.7    There are no pending or, to the Knowledge of the Company, threatened or anticipated claims by or on behalf of any Employee Plan or against any ERISA Affiliate, by any employee or beneficiary covered under any such Employee Plan with respect to such plan, or otherwise involving any such Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine claims for benefits).

          Section 3.16.8    Each Employee Plan that is subject to Section 409A of the Code has been administered, in all material respects, in good faith compliance with Section 409A of the Code and Internal Revenue Service Notice 2005-1.

          Section 3.16.9    Neither the Company nor any of its Subsidiaries sponsors, contributes to or has any liability with respect to any employee benefit plan, program or arrangement that provides or provided benefits to employees who perform or performed services for the Company or any of its Subsidiaries outside of the United States.

          Section 3.16.10    There is no stock bonus, pension, profit sharing, annuity or deferred compensation agreement, contract, plan or arrangement to which the Company or any of its Subsidiaries is a party that may result, separately or in the aggregate, in the payment of any amount by the Company or its Subsidiaries that is not deductible under Section 404 of the Code. There is no agreement, contract, plan or arrangement to which the Company or any of its Subsidiaries is a party or that may be an "excess parachute payment" within the meaning of Section 280G of the Code and no action by the Company or any Subsidiary, whether pursuant to this Agreement or otherwise shall result in the making of any such payment.

        Section 3.17    Employees

          Section 3.17.1    There is no, nor has there been at any time during the last five (5) years:

            (a)   collective bargaining agreement or any other agreement, whether in writing or otherwise, with any labor organization, union, group or association applicable to the employees of the Company or any of its Subsidiaries;

            (b)   unfair labor practice complaint pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries before the National Labor Relations Board or any other federal, state local or foreign agency;

            (c)   pending or, to the Knowledge of the Company, threatened or affecting the Company or its Subsidiaries, strike, slow-down, work stoppage, lockout or other collective labor Action or dispute by or with respect to any employees of the Company or any Subsidiary; or

            (d)   pending or, to the Knowledge of the Company, threatened representation question or union or labor organizing activities with respect to employees of the Company or any

    Subsidiary nor is the Company or its Subsidiaries subject to any legal duty to bargain with any labor organization on behalf of any employee of the Company or any Subsidiary.

          Section 3.17.2    During the past three years, neither the Company nor any of its Subsidiaries have effectuated (i) a "plant closing" (as defined in the Worker Adjustment and Retraining Notification Act, the "WARN Act") affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or its Subsidiaries; or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company or its Subsidiaries; nor has the Company or its Subsidiaries engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law. The employees of the Company or its Subsidiaries have not suffered an "employment loss" (as defined in the WARN Act) since three months prior to, and including the date of the Initial Merger Agreement.

          Section 3.17.3    The Company and its Subsidiaries do not, formally or informally, have a custom or practice of paying ex-gratia severance payments to employees.

          Section 3.17.4    Each of the Company and each of its Subsidiaries is in compliance in all material respects with all applicable Laws respecting labor, employment, payment and termination of labor, fair employment practices, terms and conditions of employment, workers' compensation, nondiscrimination, immigration, benefits, collective bargaining, occupational safety, plant closings, wages and hours and the payment of social security and similar taxes. To the Company's Knowledge, no present or former employee, director, consultant or officer of the Company or any of its Subsidiaries is in any material respect in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or such Subsidiary because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.

          Section 3.17.5    The Company has identified in Section 3.17 of the Company Disclosure Letter and has made available to Parent true and complete copies of (a) all agreements (including amendments thereto) with directors, officers or employees of or consultants to the Company or any of its Subsidiaries committing the Company or any of its Subsidiaries to make severance payments in the event of termination or additional bonus payments upon the completion of the Merger and (b) all written severance programs and policies of the Company and each of its Subsidiaries with or relating to its employees.

        Section 3.18    Personal Property; Assets.     Section 3.18 of the Company Disclosure Letter sets forth a true, complete and correct list of all equipment and fixtures having a book value in excess of $25,000 (a) purchased by the Company and its Subsidiaries since the Balance Sheet Date, or (b) owned by third Persons, including any customers of the Company and its Subsidiaries, and used by the Company and its Subsidiaries in their business other than pursuant to Personal Property Leases. The Company and its Subsidiaries have good and marketable title to, or a valid leasehold interest in or right to use by license or otherwise, the properties and assets used by it on or immediately prior to the date of the Initial Merger Agreement (collectively, the "Assets"), free and clear of all Liens, except for Permitted Liens. The Assets include or will include as of the Closing Date, without limitation, all personal property, both tangible and intangible (including all Company Owned Intellectual Property and all Intellectual Property used by the Company and its Subsidiaries pursuant to License Agreements), necessary to conduct the business of the Company and its Subsidiaries in all material respects as it is now being conducted.

        Section 3.19    Environmental Matters.

          Section 3.19.1    The Company and its Subsidiaries are, and at all times have been, in material compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof). Neither the Company nor its Subsidiaries has received any written communication alleging that the Company or its Subsidiaries is not in such material compliance, and there are no past or present Actions, activities, circumstances conditions, events or incidents that may prevent or interfere with such material compliance in the future. All material permits and other governmental authorizations currently held by the Company and its Subsidiaries pursuant to applicable Environmental Laws are identified in Section 3.19.1 of the Company Disclosure Letter.

          Section 3.19.2    There is no material Environmental Claim pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries or, to the Knowledge of the Company, against any Person whose Liability for any Environmental Claim the Company or its Subsidiaries has or may have retained or assumed either contractually or by operation of Law.

          Section 3.19.3    There are no past or present Actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release, threatened Release or presence of any Hazardous Material that reasonably would be expected to form the basis of a material Environmental Claim against the Company, or to the Knowledge of the Company, against any Person whose Liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of Law.

        Section 3.20    Fees.     There is no investment banker, broker, finder, intermediary or other Person (other than lawyers and accountants) entitled to any brokerage, finder's or any other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

        Section 3.21    Related-Party Transactions.     Other than advances to employees in the ordinary course for travel and similar reimbursable expenses consistent with Company policy, no Key Employee, officer or Director of the Company or any Subsidiary of the Company or member of his or her immediate family is currently indebted to the Company or any Subsidiary of the Company. To the Knowledge of the Company, as of the date of the Initial Merger Agreement none of such Persons has any direct or indirect ownership interest in any firm or corporation with which the Company or any Subsidiary of the Company is affiliated or with which the Company or any Subsidiary of the Company has a business relationship, or any firm or corporation that competes with the Company or any Subsidiary of the Company. No Key Employee, officer or Director of the Company or any Subsidiary and no member of the immediate family of any Key Employee, officer or Director of the Company or any Subsidiary of the Company is directly or indirectly interested in any Material Contract with the Company or any Subsidiary of the Company or has or claims to have any interest in the Intellectual Property of the Company and its Subsidiaries.

        Section 3.22    Acquisitions.     Section 3.22 of the Company Disclosure Letter sets forth each acquisition, by means of asset purchase, merger, consolidation or other similar transaction, of a Person or business by any of the Company or its Subsidiaries (each, an "Acquisition") since January 1, 2002.

        Section 3.23    Proxy Statement and Registration Statement.     The Proxy Statement and Registration Statement, and any amendments or supplements thereto, will not, at (a) the time the Registration Statement is declared effective, (b) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Parent, (c) the time of the Parent Stockholders' Meeting, and (d) the Effective Time, contain any untrue statement of a material fact based upon information furnished to the Parent by the Company or omit to state any material fact regarding the Company required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading due to the Company's failure to disclose such material fact to Parent.

        Section 3.24    Tax Treatment.     None of the Company nor any of its Subsidiaries has taken or agreed to take any action that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Neither the Company, nor any of its Subsidiaries is aware of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        Section 3.25    Vote Required.     The Company Stockholder Approval is the only vote of the holders of any class or series of capital stock or other equity interests of the Company necessary to approve the Merger.

        Section 3.26    Opinion of Financial Advisor.     The Company has received the opinion of Revolution Partners, dated December 14, 2007, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the stockholders of the Company.

        Section 3.27    Disclosure.     No representation or warranty by the Company contained in this Agreement, and no statement of the Company contained in the Company Disclosure Letter or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company hereunder, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein, not misleading.

        Section 3.28    Reserved

        Section 3.29    Releases.     The Company has received the Company Releases and has provided executed copies thereof to Parent. The Company Releases are in full force and effect and are legal, valid, binding and enforceable by the Company and, as of and after the Effective Time, by Parent, against the signatories thereof.

Article 4.
Representations and Warranties of Parent and Merger Sub

        Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that, except as set forth in the Disclosure Letter furnished by Parent to the Company simultaneously with the execution hereof (the "Parent Disclosure Letter"), the statements contained in this Article 4 are true, complete and correct as of the date of the Initial Merger Agreement, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties are true, complete and correct as of such date).

        Section 4.1    Organization and Good Standing.     Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, operate and lease its properties and assets and to conduct its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business as a corporation, and is in good standing as a corporation, in every jurisdiction in which its ownership of property or the character of its business requires such qualification, except for those jurisdictions in which the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have, a Parent Material Adverse Effect. Section 4.1 of the Parent Disclosure Letter sets forth a true, complete and correct list of all foreign jurisdictions in which each of Parent and Merger Sub is so qualified or licensed and in good standing.

        As used herein, the term "Parent Material Adverse Effect" shall mean: (a) any event, circumstance or occurrence that has resulted in, or would reasonably be expected to result in, a material adverse effect on the business, results of operations, tangible assets, and financial condition of Parent and its Subsidiaries, taken as a whole; or (b) any event, circumstance or occurrence that prevents or materially delays, or would reasonably be expected to prevent or materially delay, the ability of Parent to consummate the Merger; provided, however, that in no event shall any of the following be a Parent Material Adverse Effect, or be taken into account in the determination of whether a Parent Material Adverse Effect has occurred: (A) any change resulting from conditions affecting any of the industries in which Parent operates or from changes in general business or economic conditions; (B) any change resulting from the announcement or pendency of the transactions contemplated by this Agreement; (C) any change resulting from the compliance by Parent with the terms of, or the taking of any action by Parent contemplated or permitted by, this Agreement; or (D) the receipt by Parent of notice of cancellation or non-renewal from any Parent customer except to the extent that such customer accounted for more than the Trigger Amount of Parent revenues for the twelve months ended September 30, 2005 (in each case determined in accordance with GAAP, except that no Parent customer shall be deemed to have cancelled or not renewed if such customer's business is placed with the Company). The "Trigger Amount" shall equal the sum of $7 million plus (y) a mutually agreed upon reasonable estimate of the annual revenues expected to be generated under any new Parent customer accounts won after September 30, 2005 and (z) a mutually agreed upon reasonable estimate of the annual revenues expected to be generated as the result of any expansions under Parent customer accounts existing as of September 30, 2005.

        Section 4.2    Certificate of Incorporation and By-laws; Corporate Books and Records.     The copies of Parent's Restated Certificate of Incorporation, as amended (the "Parent Certificate") and Restated By-laws, as amended (the "Parent By-laws") that are listed as exhibits to Parent's Form 10-K for the year ended December 31, 2004 are complete and correct copies thereof as in effect on the date of the Initial Merger Agreement, and as of the date of the Initial Merger Agreement, there has been no amendment thereto since such date. Parent is not in violation of any of the provisions of the Parent Certificate or Parent By-laws. The certificate of incorporation and by-laws of Merger Sub are in full force and effect. Merger Sub is not in violation of any material provision of its certificate of incorporation or by-laws.

        Section 4.3    Corporate Power and Authority.     Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is party. Subject to obtaining the Parent Stockholder Approval, the execution and delivery of this Agreement and each Ancillary Agreement to which it is a party by each of Parent and Merger Sub, the performance of its respective obligations hereunder and thereunder and the consummation by Parent and Merger Sub, as applicable, of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action (including approval by Parent as sole stockholder of Merger Sub), and no other corporate proceedings on the part of Parent and Merger Sub and no other stockholder votes are necessary to authorize this Agreement or any such Ancillary Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes, and each Ancillary Agreement to which Parent or Merger Sub is a party when executed will constitute, the legal, valid and binding obligations of Parent and Merger Sub, as applicable, enforceable against it in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors' rights generally and subject to general principles of equity. The Parent Board has unanimously approved this Agreement and each Ancillary Agreement to which Parent is a party, declared advisable the transactions contemplated hereby and thereby and has directed that the Parent Stockholder Meeting be called to obtain the Parent Stockholder Approval.

        Section 4.4    Capitalization.     The authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock and 15,000,000 shares of Parent Preferred Stock. As of (a) November 30, 2005, 74,219,397 shares of Parent Common Stock (other than treasury shares) were issued and outstanding, all of which shares of Parent Common Stock were, and all shares of Parent Common Stock issued and outstanding as of the date of the Initial Merger Agreement are, duly authorized, validly issued and fully paid, nonassessable and free of preemptive rights, and have been issued in compliance with applicable Laws and all requirements set forth in contracts, (b) as of the date of the Initial Merger Agreement, no shares of Parent Common Stock were held in the treasury of Parent or any of its Subsidiaries, (c) as of the date of the Initial Merger Agreement, 3,261,001 shares of Parent Common Stock were issuable (and such number was reserved for issuance) upon exercise of options to purchase Parent Common Stock ("Parent Options") outstanding, and (d) as of the date of the Initial Merger Agreement, no shares of Parent Preferred Stock were issued and outstanding. As of the date of the Initial Merger Agreement, except for (i) Parent Options to purchase not more than 3,261,001 shares of Parent Common Stock pursuant to Parent Stock Option Plans outstanding and unexercised, and (ii) warrants to purchase 7,075,808 shares of Parent Common Stock, there were no options, warrants or other rights to purchase capital stock of Parent, or securities convertible into or exchangeable for such capital stock or obligating Parent to issue or sell any shares of capital stock, or securities convertible into or exchangeable for such capital stock of Parent. There are no Parent Options other than those issued pursuant to Parent Stock Option Plans. True, correct, and complete copies of the plans pursuant to which Parent Options, shares of Parent Restricted Stock and warrants to purchase shares of capital stock of Parent have been issued have been provided or made available to the Company. The shares of Parent Common Stock to be issued in connection with the Merger, when issued as contemplated herein, will be duly authorized, validly issued, fully paid and nonassessable and will not be issued in violation of any applicable Laws or requirements set forth in applicable contracts.

        Section 4.5    Subsidiaries.

          Section 4.5.1    Section 4.5.1 of the Parent Disclosure Letter sets forth a true, complete and correct list of all of Parent's Subsidiaries. Each Subsidiary of Parent is (a) duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and is qualified to do business as a foreign entity in each jurisdiction in which qualification is required, except where failure to so qualify would not have a Parent Material Adverse Effect, and (b) has the requisite corporate power and authority to own, operate and lease its property and assets and conduct its business as it is now being conducted. With respect to each Subsidiary of Parent, (i) Parent owns 100% of the Subsidiary's capital stock free and clear of any Lien with respect thereto, (ii) all the issued and outstanding shares of such Subsidiary's capital stock have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance with applicable federal and state securities laws, and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities, and (iii) there are no outstanding options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into, or any contracts or commitments to issue or sell, shares of any such Subsidiary's capital stock.

          Section 4.5.2    Parent does not hold or own, directly or indirectly, any securities, equity interests or rights in any other corporation, partnership, joint venture or other Person, and there are no outstanding contractual obligations of Parent or any Subsidiary of Parent to make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or other Person.

        Section 4.6    No Conflict; Required Filings and Consents.

          Section 4.6.1    Neither the execution and delivery of this Agreement and each Ancillary Agreement to which Parent or Merger Sub is a party, the performance thereof by Parent and Merger Sub, nor the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby will (a) assuming receipt of the Parent Stockholder Approval, contravene any provision of the Certificate of Incorporation or By-laws of Parent or Merger Sub, (b) assuming compliance with the matters referred to in Section 4.6.2, violate any Law or judgment applicable to

  Parent or Merger Sub or any other Subsidiary of Parent or by which any property or asset of Parent, Merger Sub or any of Parent's Subsidiaries is bound or affected, (c) result in the creation or imposition of any Lien (other than Permitted Liens) on any of the property held by Parent or any of its Subsidiaries, or (d) assuming compliance with the matters referred to in Section 4.6.2, require any consent or other action by any Person under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, change of control rights, cancellation, modification, enhancement of rights of third parties, revocation of grant of rights or assets, placement into or release from escrow of any assets of Parent or any of its Subsidiaries or acceleration of any right or obligation of Parent or any of its Subsidiaries or a loss of any benefit to which Parent or any of its Subsidiaries is entitled under any note, bond, mortgage, indenture, deed of trust, license, contract, lease, permit, franchise or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent any of its Subsidiaries or their respective properties or assets are bound or affected (including under any outstanding debt), except for as would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect or any notice or other action the absence of which, individually or in the aggregate, would not be reasonably expected to have a Parent Material Adverse Effect.

          Section 4.6.2    No consent, waiver, approval, order, authorization or declaration of, filing or registration with, or notice to, any Governmental Authority or other Person is required to be made, obtained or given by or with respect to Parent or Merger Sub in connection with the execution and delivery by Parent or Merger Sub, and, after the Parent Stockholder Approval has been obtained, the performance by Parent or Merger Sub of their respective obligations hereunder or the consummation by Parent or Merger Sub of the transactions contemplated hereby, except for (a) such consents, waivers, approvals, orders, authorizations, declarations, filings, registrations and notices, which if not obtained or made would not have a Parent Material Adverse Effect, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (c) the Parent Stockholder Approval, (d) as is required under the Exchange Act, the Securities Act, any applicable Blue Sky Laws, the rules and regulations of NASDAQ, and (e) the consent of JPMorgan Chase Bank N.A., Parent's senior lender.

        Section 4.7    SEC Filings; Financial Statements.

          Section 4.7.1    Parent has timely filed all registration statements, prospectuses, forms, reports and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, during the past three years (collectively, the "Parent SEC Filings"). Each Parent SEC Filing (a) as of its date complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (b) did not, at the time they were filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          Section 4.7.2    Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Filings was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly the consolidated financial position of Parent as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments, which will not be material). The books and records of Parent have been, and are being, maintained in accordance with applicable legal and accounting requirements.

          Section 4.7.3    The Interim Unaudited Financial Information and the Annual Audited Financial Information delivered to the Company after the date of the Initial Merger Agreement pursuant to Section 5.19 will be prepared from, and in accordance with, the information contained in the books and records of Parent, which have been regularly kept and maintained in accordance with Parent's normal and customary practices and applicable accounting practices and will fairly present, in all material respects, the consolidated financial condition of Parent as of the dates thereof and results of operations and cash flows for the periods referred to therein, and will be prepared in accordance with GAAP, consistently applied throughout the periods indicated, except that the Monthly Unaudited Financial Information is subject to normal year-end adjustment (which will not be material) and will not include notes as required by GAAP.

          Section 4.7.4    Since the Parent's quarterly report on Form 10-Q for the quarter ended September 30, 2005, neither Parent nor any of its Subsidiaries has incurred any material Liabilities or obligations (whether direct, indirect, accrued or contingent), except for Liabilities or obligations (a) incurred in the ordinary course of business and consistent with past practice, or (b) shown, accrued or reserved against in the Parent SEC Filings.

          Section 4.7.5    Parent is in compliance with Rule 13a-15 under the Exchange Act.

        Section 4.8    Leases of Personal and Real Property; Owned Real Property; Scheduled Contracts; No Default.

          Section 4.8.1    Section 4.8 of the Parent Disclosure Letter sets forth a true, complete and correct list of each lease, sublease, license and other agreement, including all amendments, modifications or supplements with respect thereto, of personal property and equipment to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties or assets are bound that (a) provides for payments in excess of $140,000 per annum or (ii) provides for payments in excess of $100,000 per annum and has a term remaining after the date of the Initial Merger Agreement in excess of three years that may not be terminated by Parent or any of its Subsidiaries within 90 days after notice thereof (collectively, the "Parent Personal Property Leases"). Parent has delivered to the Company a true, complete and correct copy of each of the Parent Personal Property Leases.

          Section 4.8.2    Section 4.8 of the Parent Disclosure Letter sets forth a true, complete and correct list of all leases, subleases, licenses and other agreements, including all amendments, modifications or supplements with respect thereto (collectively, the "Parent Real Property Leases"), under which Parent or any Subsidiary uses or occupies or has the right to use or occupy any real property that (a) provides for payments in excess of $140,000 per annum or (b) provides for payments in excess of $100,000 per annum and has a term remaining after the date of the Initial Merger Agreement in excess of one year and that may not be terminated by Parent or any of its Subsidiaries within 90 days after notice thereof (the land, buildings and other improvements covered by the Parent Real Property Leases and any other rights of the tenant thereunder being herein called the "Parent Leased Real Property"), including the address of the premises demised under each Parent Real Property Lease, the landlord, rent and use thereof. Neither Parent nor any Subsidiary has subleased any of the Parent Leased Real Property or given any third party any license or other right to occupy any portion of the Parent Leased Real Property. Neither the operations of Parent and its Subsidiaries on the Parent Leased Real Property nor, to the Knowledge of Parent, such Parent Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement, or classification or statute relating to the particular property or such operations. Parent has delivered to the Company a true, complete and correct copy of each of the Parent Real Property Leases, and (i) neither Parent nor any Subsidiary has waived any term or condition thereof, and all material covenants to be performed by Parent or any Subsidiary thereunder prior to the Closing Date, or, to the Knowledge of Parent, any other party to any Parent Real Property Lease, have been performed in all material respects, (ii) Parent and any Subsidiary are current (and not late) with respect to all rental payments due under any Parent Real Property Lease, (iii) no security deposit or portion thereof deposited with respect to any Parent Real Property Lease has been applied in respect of a breach or default under any Parent Real Property Lease which has not been redeposited in full and (iv) Parent and any Subsidiary have not collaterally assigned or granted any security interest in any Parent Real Property Lease or any interest therein.

          Section 4.8.3    Neither Parent nor any Subsidiary (a) currently owns or ground leases any real property or (b) has ever owned or ground leased any real property.

          Section 4.8.4    Section 4.8 of the Parent Disclosure Letter sets forth a true, complete and correct list of all agreements to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective properties or assets are bound, of the following types: (a) any contract involving an investment by Parent or any of its Subsidiaries in any partnership, limited liability company or joint venture; (b) any contract of Parent or any of its Subsidiaries which involves a financing arrangement in excess of $140,000, other than purchase orders entered into in the ordinary course of business which contain customary terms and conditions; (c) employment agreements with any Key Employee; (d) loan agreements, notes, mortgages, indentures, security agreements and other agreements and instruments relating to the borrowing of money in excess of $140,000; (e) agreements with any Affiliate of Parent or its Subsidiaries; (f) any contract that places any material non-competition, exclusivity or similar restriction relating to the geographical area of operations or scope or type of business of Parent or any of its Subsidiaries or any of their respective Affiliates; (g) any contract relating to any acquisition or disposition of any capital stock or equity interest of Parent or any of its Subsidiaries; (h) contracts that require stated payments in excess of $70,000 per annum; (i) contracts which as of the date of the Initial Merger Agreement, would constitute "material contracts" as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act; and (j) contracts that would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement or any Ancillary Agreement to which Parent is a party (such contracts described in (a)-(j) above, the "Scheduled Contracts"). Parent has delivered to the Company a true, complete and correct copy of each of the Scheduled Contracts.

          Section 4.8.5    Each Scheduled Contract is in full force and effect and is legal, valid, binding and enforceable against Parent or any of its Subsidiaries party thereto, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors' rights generally and subject to general principles of equity. Neither Parent or any of its Subsidiaries nor, to the Knowledge of Parent, any other party to any Scheduled Contract is in material violation or default under any such agreement and, to the Knowledge of Parent, no condition exists that with the passage of time or the giving of notice would cause such a violation of or default under any Scheduled Contract.

        Section 4.9    Ordinary Course Operations.     Except as set forth in the Parent SEC Filings filed through the date of the Initial Merger Agreement, since December 31, 2004, Parent has conducted its business in the ordinary course, consistent with past practice, and Parent has not taken any of the actions set forth in subparagraphs (a) through (v) of Section 5.2 except as permitted pursuant to Section 5.2.

        Section 4.10    Litigation.     Except with respect to matters relating to routine employment or the provision of goods and services in the ordinary course of business where the amounts at issue do not exceed $50,000 individually, (a) there is no Action pending or, to the Knowledge of Parent, threatened in writing against Parent, any of its Subsidiaries, or their respective properties (tangible or intangible) or their respective Directors or corporate officers in their respective capacities as such or for which Parent or any Subsidiary is obligated to indemnify a third party, (b) there is no investigation or other proceeding pending or, to the Knowledge of Parent, threatened in writing, against Parent, its Subsidiaries, their properties (tangible or intangible) or their officers or Directors in their respective capacities as such or for which Parent or any Subsidiary is obligated to indemnify a third party, and

(c) no Governmental Authority has provided Parent with written notice challenging or questioning in any material respect the legal right of Parent or any Subsidiary to conduct its operations as conducted at that time or as presently conducted. Neither Parent nor any of its Subsidiaries is subject to (i) any outstanding judgment, order, arbitration ruling or other finding or decree of any Governmental Authority (or arbitral body) or (ii) any settlement or similar agreement or written arrangement with ongoing obligations relating to a dispute with any third party, in each case other than matters relating to routine employment and the provisions of goods and services in the ordinary course of business where the amounts at issue do not exceed $100,000 individually or $1,000,000 in the aggregate.

        Section 4.11    Compliance with Laws; Permits.

          Section 4.11.1    Parent and each of its Subsidiaries is, and since January 1, 2002 has been, in compliance in all material respects with all Laws (other than Environmental Laws, which are addressed under Section 4.22) applicable thereto, including those applicable by virtue of a contractual relationship with a third party. Neither Parent nor its Subsidiaries is in material violation of or in default under, and to the Knowledge of Parent, no event has occurred which, with the lapse of time or the giving of notice or both, would result in the material violation of or default under, the terms of any judgment, order, settlement or decree of any Governmental Authority.

          Section 4.11.2    Each of Parent and each Subsidiary is in possession of all material authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Authority (other than Parent Permits required under Environmental Laws, which are addressed under Section 4.22) necessary for Parent and each Subsidiary to own, lease and operate its properties or to carry on its respective businesses substantially as it is being conducted as of the date of the Initial Merger Agreement (the "Parent Permits"), and to the Knowledge of Parent, all such Parent Permits are valid and in full force and effect.

        Section 4.12    Disclosure Documents.     The Proxy Statement, the Registration Statement, and any Other Filings, and any amendments or supplements thereto, do not, and will not, at (a) the time the Registration Statement is declared effective, (b) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Parent, (c) the time of the Parent Stockholders' Meeting and (d) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.10 will not apply to statements or omissions included in the Proxy Statement or the Registration Statement, or any Other Filings based upon information furnished in writing to the Parent or Merger Sub by the Company specifically for use therein.

        Section 4.13    Intellectual Property Matters.

          Section 4.13.1    Section 4.13 of the Parent Disclosure Letter sets forth, for all of the following included in (or in the case of Software, covered by) the Parent Owned Intellectual Property, a true, complete and correct list of all United States, state, foreign and international: (i) Patents (including, without limitation, Patent applications) and any material invention disclosures for patent applications to be filed or under consideration for filing; (ii) Trademark registrations, applications and material unregistered or common law Trademarks; (iii) Copyright registrations, applications and material unregistered copyrights; and (iv) material Software. In addition, Section 4.12 of the Parent Disclosure Letter sets forth, where applicable, (a) the jurisdiction in which each item of such Intellectual Property has been registered or issued or in which an application for registration or issuance has been filed; (b) the named owner of such Intellectual Property (if other than Parent); and (c) the registrar or equivalent party with whom such Intellectual Property is registered or by whom it was issued.

          Section 4.13.2    Section 4.13 of the Parent Disclosure Letter sets forth a true, complete and correct list of all License Agreements that are reasonably necessary for the conduct of the Parent's business as it is currently conducted. Parent and its Subsidiaries are in material compliance with and have not materially breached any term of any such License Agreements. To the Knowledge of Parent, all third Persons that are parties to such License Agreements are in material compliance with and have not materially breached any material term of any such License Agreements. To the Knowledge of Parent, there are no disputes regarding the scope of such License Agreements, performance under such License Agreements, or with respect to payments under such License Agreements. To the Knowledge of Parent, no third Person has possession of the Software that is reasonably necessary for the conduct of the Parent's business as it is currently conducted without a License Agreement. The Merger will not result in the termination or breach of any of such License Agreements or any material loss or change in the rights or obligations of Parent, its Subsidiaries or any third Person that is a party to such License Agreements.

          Section 4.13.3    The Parent Owned Intellectual Property has been duly maintained, is valid and subsisting, in full force and effect, has not been cancelled or abandoned, and has not expired. Parent has not granted to any third Person any exclusive right with respect to any of the Parent Owned Intellectual Property.

          Section 4.13.4    There is no pending or threatened claim against Parent or any Subsidiary (i) alleging that Parent, any Subsidiary, or Technology, infringes, misappropriates, dilutes or otherwise violates any Intellectual Property rights of any third Person, or (ii) challenging the Parent's rights relating to the Parent Owned Intellectual Property and, to the Knowledge of Parent, there is no reasonable basis for a claim regarding any of the foregoing.

          Section 4.13.5    Neither Parent nor any Subsidiary has brought or threatened a claim against any Person (i) alleging infringement, misappropriation, dilution or any other violation of the Parent Owned Intellectual Property that is the subject of any License Agreement, or (ii) challenging any Person's ownership or use of, or the validity, enforceability or registrability of the Parent Owned Intellectual Property and, to the Knowledge of Parent, there is no reasonable basis for a claim regarding any of the foregoing.

          Section 4.13.6    Parent and all Subsidiaries have taken all reasonable and necessary measures to protect the Parent Owned Intellectual Property and their rights therein. Such measures include but are not limited to, requiring its employees and third Persons having access to Trade Secrets included in such Parent Owned Intellectual Property to execute written agreements containing obligations of non-disclosure with respect to such Trade Secrets. To the Knowledge of Parent, none of Parent's or any Subsidiaries' rights in any Parent Owned Intellectual Property has been lost or is in jeopardy of being lost through failure to act by Parent or any of its Subsidiaries except where Parent has made a reasonable business judgment not to protect such Intellectual Property.

          Section 4.13.7    All Software that is reasonably necessary for the conduct of the Parent's business as it is currently conducted was developed by either (i) employees of Parent within the scope of their employment or under obligation to assign all of their rights to Parent pursuant to a written agreement, or (ii) agents, consultants, or independent contractors who have assigned or are obligated to assign all of their rights in such Software to Parent pursuant to a written agreement. Without limiting the foregoing, all former and current employees, agents, consultants and independent contractors of Parent or any of its Subsidiaries who were or are members of management or who have contributed or participated in the conception or development of Parent Owned Intellectual Property or Technology that is reasonably necessary for the conduct of the Parent's business as it is currently conducted, or are or will be contributing to or participating in such conception or development, have assigned or otherwise transferred, or are obligated to assign or otherwise transfer pursuant to a written agreement, to Parent all of their rights in any Parent Owned Intellectual Property or such Technology.

          Section 4.13.8    No Software or other material that is distributed as "free software," "open source software," or under a similar licensing or distribution model is incorporated into, combined with, or distributed in conjunction with any product of Parent or any of its Subsidiaries ("Incorporated Open Source Materials"). None of the Incorporated Open Source Materials are licensed under terms that create, or purport to create, obligations for Parent or any of its Subsidiaries with respect to Parent Owned Intellectual Property or its or their Technology that is reasonably necessary for the conduct of the Parent's business as it is currently conducted or that grant, or purport to grant, to any third Person, any rights to such Intellectual Property or Technology or any immunities under such Intellectual Property (including but not limited to using any Incorporated Open Source Materials that require, as a condition of use, modification and/or distribution, that other Software incorporated into, derived from or distributed with such Incorporated Open Source Materials be (i) disclosed or distributed in source code form, (ii) disclosed for the purpose of making derivative works, or (iii) redistributable at no charge).

          Section 4.13.9    No government funding, facilities of a university, college or other educational institution or research center was used in the development of any Parent Owned Intellectual Property or Technology that is reasonably necessary for the conduct of the Parent's business as it is currently conducted.

        Section 4.14    Tax Treatment     None of Parent or any Subsidiary of Parent has taken or has agreed to take any action that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Neither Parent nor any of its Subsidiaries is aware of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        Section 4.15    Taxes.

          Section 4.15.1    Parent and its Subsidiaries have duly and timely filed (or there has been filed on their behalf) with the appropriate Governmental Authorities all Tax Returns (including all relevant elections associated with those Tax Returns) required to be filed by them or with respect to their income, properties or operations, and all such Tax Returns are true, complete and correct in all material respects. All Taxes of Parent and its Subsidiaries whether or not shown to be due on such Tax Returns have been timely paid in full.

          Section 4.15.2    Parent and its Subsidiaries have each, in accordance with all applicable Laws, withheld and timely paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Person.

          Section 4.15.3    There are no Liens for Taxes upon the assets or properties of Parent or any of its Subsidiaries except for (a) statutory Liens for current Taxes not yet due and (b) Liens for Taxes being contested in good faith (to the extent that such Liens are set forth on Section 4.15.3 of the Parent Disclosure Letter).

          Section 4.15.4    Neither Parent nor any of its Subsidiaries has requested any extension of time within which to file any Tax Return in respect of any taxable year which has not since been filed, and no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns has been given by or on behalf of Parent or any of its Subsidiaries that are still in effect other than those that arise by filing a Tax Return by the extended due date.

          Section 4.15.5    There is no audit, action, suit, proceeding or investigation now pending, or to the Knowledge of Parent or its Subsidiaries, threatened with regard to any Tax or Tax Returns of Parent or it Subsidiaries; nor has Parent or any of its Subsidiaries received written notice to the effect that, and neither Parent nor its Subsidiaries has Knowledge that, any Governmental Authority intends to conduct such an audit or investigation; provided, however, that solely for the purposes of this Section 4.15.5, Parent Key Employees shall mean Omar Choucair.

          Section 4.15.6    All Tax deficiencies which have been claimed, proposed or asserted against Parent or any of its Subsidiaries by any Governmental Authority have been fully paid or are being contested in good faith by appropriate proceedings, are adequately reserved for on the Financial Statements and are described in Section 4.15.6 of the Parent Disclosure Letter.

          Section 4.15.7    Neither Parent nor any of its Subsidiaries (a) has agreed, has proposed or is required to make any adjustments under Section 481(a) of the Code, by reason of any voluntary or involuntary change in accounting method (nor has any Governmental Authority proposed any such adjustment or change of accounting method); (b) has made an election, or is required, to treat any of its assets as tax-exempt bond financed property or tax-exempt use property under Section 168 of the Code (c) has filed a consent pursuant to former Section 341(f) of the Code for or agreed to have former Section 341(f) of the Code applied to the disposition of any asset; (d) has any assets that secures any debt the interest on which is tax exempt under Section 103(a) of the Code; or (d) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable foreign, state or local Tax provision.

          Section 4.15.8    Neither Parent nor any of its Subsidiaries is a party to any advance pricing agreement or closing agreement with any Governmental Authority that would be binding on Parent or any of its Subsidiaries after Closing. Neither Parent nor any of its Subsidiaries is subject to any private letter ruling of the Internal Revenue Service or comparable rulings of other Governmental Authorities that would be binding on Parent or any of its Subsidiaries after Closing and there are no outstanding requests for such rulings from a Governmental Authority.

          Section 4.15.9    Neither the Parent nor any of its Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing, Tax indemnification or tax allocation or other similar contract or arrangement.

          Section 4.15.10    The Parent has previously delivered or made available to the Company true, complete and correct copies of (a) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Authority relating to the United States federal, state, local or foreign income Taxes due from or with respect to the Parent or any of its Subsidiaries and (b) all United States federal income Tax Returns, and state income Tax Returns filed by the Parent or any of its Subsidiaries (or, in each case, on its behalf) for tax periods ending on or after December 31, 2001.

          Section 4.15.11    Neither Parent nor any Subsidiary (i) has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code other than the group of which the common parent is Parent and (ii) has any liability for the Taxes of any person as defined in Section 7701(a)(1) of the Code (other than Parent or any Subsidiary), under Treas. Reg § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

          Section 4.15.12    No written claim has been made within the past five years in a jurisdiction where Parent or any Subsidiary does not file Tax Returns to the effect that Parent or any Subsidiary is subject to taxation by that jurisdiction;

          Section 4.15.13    Parent has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

          Section 4.15.14    Neither Parent nor any of its Subsidiaries has distributed the stock of any corporation in a transaction intending to satisfy the requirements of Section 355 of the Code, and no stock of Parent or any of its Subsidiaries has been distributed in a transaction intending to satisfy the requirements of Section 355 of the Code.

          Section 4.15.15    Neither Parent nor any of its Subsidiaries shall be required to include in a taxable period ending after the Closing Date taxable income attributable to income of Parent or any Subsidiary that accrued in a prior taxable period but was not recognized in such prior taxable period as a result of (i) the installment method of accounting, (ii) the long-term contract method of accounting, (iii) a "closing agreement" as described in Section 7121 of the Code (or any provision of any foreign, state or local Tax law having similar effect), or (iv) Section 481 of the Code (or any provision of any foreign, state or local Tax law having similar effect).

          Section 4.15.16    Neither Parent nor any of its Subsidiaries has entered into any transaction that is a "reportable transaction" (as defined in Treas. Reg. § 1.6011-4, as modified by Rev. Proc. 2004-68, Rev. Proc. 2004-67, Rev. Proc. 2004-66, Rev. Proc. 2004-65 and Rev. Proc. 2004-45).

        Section 4.16    Insurance.     (a) All material insurance policies or binders maintained by or for the benefit of Parent, its Subsidiaries and its Directors, officers, employees or agents are in full force and effect and no premiums due and payable thereon are delinquent, (b) there are no pending material claims against such insurance policies or binders by Parent or any Subsidiary as to which the insurers have denied Liability, (c) Parent and its Subsidiaries have complied in all material respects with the provisions of such policies and (d) there exist no material claims under such insurance policies or binders that have not been properly and timely submitted by Parent or any Subsidiary to its insurers. The insurance coverage provided by such policies or insurance will not terminate or lapse by reason of the transactions contemplated by this Agreement and, following the Closing Date, Parent and its Subsidiaries will continue to be covered under such policies for events occurring prior to the Closing Date. No such policy provides for or is subject to any currently enforceable retroactive rate or premium adjustment or loss sharing arrangement arising wholly or partially out of events arising prior to the date of the Initial Merger Agreement. Section 4.15 of the Parent Disclosure Letter sets forth a list of all claims (other than insurance claims made by or for the benefit of employees) in excess of $25,000 individually submitted to insurers during the past 18-month period ending September 30, 2005.

        Section 4.17    Ownership of Merger Sub; No Prior Activities.

          Section 4.17.1    Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

          Section 4.17.2    All of the outstanding capital stock of Merger Sub is owned directly by Parent. There are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Merger Sub is a party of any character relating to the issued or unissued capital stock of, or other equity interests in, Merger Sub or obligating Merger Sub to grant, issue or sell any shares of the capital stock of, or other equity interests in, Merger Sub, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of Merger Sub to repurchase, redeem or otherwise acquire any shares of the capital stock of Merger Sub.

          Section 4.17.3    Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement or any Ancillary Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

        Section 4.18    Employee Benefit Plans.

          Section 4.18.1    Section 4.18 of the Parent Disclosure Letter contains a true, complete and correct list of each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity or equity-based compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare plan," fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); each profit-sharing, stock bonus or other "pension plan," fund or program (within the meaning of Section 3(2) of ERISA); each employment, "change in control", termination or severance agreement; and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is, or was within the past six years, sponsored, maintained or contributed to or required to be contributed to by Parent or by any ERISA Affiliate of Parent, or to which Parent or an ERISA Affiliate is party, whether written or oral, for the benefit of any current or former employee, officer, director or consultant of Parent or any Subsidiary of Parent (the "Parent Employee Plans"). Neither Parent nor any Subsidiary or ERISA Affiliate has any commitment or formal plan, whether legally binding or not, to create any additional material employee benefit plan or modify or change, in any material way, any existing Parent Employee Plan that would affect any current or former employee, officer, director or consultant of Parent or any Subsidiary and no condition exists which would prevent Parent or a Subsidiary from terminating any Parent Employee Plan (other than a Parent Employee Plan required to be maintained under applicable Law) without Liability to Parent or a Subsidiary (other than for benefits accrued at the time of such termination), except to the extent limited by Law.

          Section 4.18.2    With respect to each Parent Employee Plan, Parent has heretofore delivered or made specifically available to the Company a current, true, complete and correct copy (or, to the extent no such copy exists, an accurate written description) thereof (including any amendments thereto) and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent IRS determination opinion or letter and any pending request for such determination letter; (iii) any summary plan descriptions or other reports and summaries required under ERISA or the Code; (iv) any material written communication (or a description of any material oral communications) to participants concerning the Parent Employee Plans; (v) for the two most recent years for which such documents are available, the Form 5500 and attached schedules, audited financial statements, actuarial valuation reports and any attorney's response to any auditor's request for information; and (vi) copies of all material documents and correspondence relating to any Parent Employee Plan received from or provided to the IRS; (vii) the most recent annual 401(k) and 401(m) nondiscrimination tests performed under the Code; (vii) all summaries furnished employees, officers and directors of Parent and its Subsidiaries of all incentive compensation, other plans and fringe benefits for which a summary plan description is not required. Each Parent Employee Plan intended to be "qualified" within the meaning of Section 401(a), Section 401(k), Section 401(m) or Section 4975(e)(7) of the Code has been determined to be "qualified" by the Internal Revenue Service and has received a favorable determination letter or opinion letters, as applicable, as to its tax qualified status and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code and no event has occurred or circumstance exists that would reasonably be expected to affect such qualified status. No Parent Employee Plan is a voluntary employees' beneficiary association under Section 501(c)(9) of the Code.

          Section 4.18.3    Neither Parent nor any ERISA Affiliate sponsors, maintains, contributes to or has an obligation to contribute to, or has at any time within the last six years sponsored, maintained, contributed to or had an obligation to contribute to, any "multiemployer plan," as such term is defined in Section 3(37) or Section 4001(a)(3) of ERISA or comparable provisions of any other applicable Law or any pension plan (as defined in Section 3(2) of ERISA) subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

          Section 4.18.4    Each Parent Employee Plan has been operated and administered in all material respects in accordance with its terms and applicable Law, including but not limited to ERISA and the Code, and all contributions required to be made under the terms of any of the Parent Employee Plans as of the date of the Initial Merger Agreement have been timely made or, if not yet due, have been properly reflected on the Financial Statements except for any failure to do so which would not result in any material Liability to Parent.

          Section 4.18.5    No Parent Employee Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of Parent or any Subsidiary of Parent for periods extending beyond their retirement or other termination of service, other than coverage mandated by applicable statute.

          Section 4.18.6    The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, director, officer or consultant of Parent or any Subsidiary of Parent to severance pay, unemployment compensation, loan forgiveness or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefits due any such employee, director, officer or consultant, including under Parent Employee Plan or (iii) prevent Parent or any Subsidiary from amending or terminating any Parent Employee Plan.

          Section 4.18.7    There are no pending or, to the Knowledge of Parent, threatened or anticipated claims by or on behalf of any Parent Employee Plan or against any ERISA Affiliate, by any employee or beneficiary covered under any such Parent Employee Plan with respect to such plan, or otherwise involving any such Parent Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine claims for benefits).

          Section 4.18.8    Each Parent Employee Plan that is subject to Section 409A of the Code has been administered, in all material respects, in good faith compliance with Section 409A of the Code and Internal Revenue Service Notice 2005-1.

          Section 4.18.9    Neither Parent nor any of its Subsidiaries sponsors, contributes to or has any liability with respect to any employee benefit plan, program or arrangement that provides or provided benefits to employees who perform or performed services for Parent or any of its Subsidiaries outside of the United States.

          Section 4.18.10    There is no agreement, contract, plan or arrangement to which Parent or any of its Subsidiaries is a party that may result, separately or in the aggregate, in the payment of any amount by Parent or its Subsidiaries that is not deductible under Section 404 of the Code or that may be an "excess parachute payment" within the meaning of Section 280G of the Code and no action by Parent or any Subsidiary, whether pursuant to this Agreement or otherwise shall result in the making of any such payment.

        Section 4.19    Employees.

          Section 4.19.1    There is no, nor has there been at any time during the last five (5) years:

            (a)   collective bargaining agreement or any other agreement, whether in writing or otherwise, with any labor organization, union, group or association applicable to the employees of Parent or any of its Subsidiaries;

            (b)   unfair labor practice complaint pending or, to the Knowledge of Parent, threatened against Parent or its Subsidiaries before the National Labor Relations Board or any other federal, state local or foreign agency;

            (c)   pending or, to the Knowledge of Parent, threatened or affecting Parent or its Subsidiaries, strike, slow-down, work stoppage, lockout or other collective labor Action or dispute by or with respect to any employees of Parent or any of its Subsidiaries; or

            (d)   pending or, to the Knowledge of Parent, threatened representation question or union or labor organizing activities with respect to employees of Parent or any of its Subsidiaries nor is Parent or its Subsidiaries subject to any legal duty to bargain with any labor organization on behalf of any employee of Parent or its Subsidiaries.

          Section 4.19.2    During the past three years, neither Parent nor any of its Subsidiaries have effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Parent or its Subsidiaries; or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of Parent or its Subsidiaries; nor has Parent or its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law. The employees of Parent or its Subsidiaries have not suffered an "employment loss" (as defined in the WARN Act) since three months prior to, and including the date of the Initial Merger Agreement.

          Section 4.19.3    Parent and its Subsidiaries do not, formally or informally, have a custom or practice of paying ex-gratia severance payments to employees.

          Section 4.19.4    Each of Parent and each of its Subsidiaries is in compliance in all material respects with all applicable Laws respecting labor, employment, payment and termination of labor, fair employment practices, terms and conditions of employment, workers' compensation, nondiscrimination, immigration, benefits, collective bargaining, occupational safety, plant closings, wages and hours and the payment of social security and similar taxes. To the Parent's Knowledge, no present or former employee, director, consultant or officer of Parent or any of its Subsidiaries is in any material respect in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Parent or such Subsidiary because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.

          Section 4.19.5    Parent has identified in Section 4.19 of the Parent Disclosure Letter and has made available to Company true and complete copies of (a) all agreements (including amendments thereto) with directors, officers or employees of or consultants to Parent or any of its Subsidiaries committing Parent or any of its Subsidiaries to make severance payments in the event of termination or additional bonus payments upon the completion of the Merger and (b) all written severance programs and policies of Parent and each of its Subsidiaries with or relating to its employees.

        Section 4.20    Fees.     Except for such advisory fees as will be paid to John Harris and such fees to be paid to Southwest Securities, Inc. in connection with the Parent Fairness Opinion, no broker, finder or investment banker, intermediary or other Person (other than lawyers and accountants) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

        Section 4.21    Personal Property; Assets.     Section 4.21 of the Parent Disclosure Letter sets forth a true, complete and correct list of all equipment and fixtures having a book value in excess of $30,000

(a) purchased by Parent and its Subsidiaries since September 30, 2005, or (b) owned by third Persons, including any customers of Parent and its Subsidiaries, and used by Parent and its Subsidiaries in their business other than pursuant to Parent Personal Property Leases. Parent and its Subsidiaries have good and marketable title to, or a valid leasehold interest in or right to use by license or otherwise, the properties and assets used by it on or immediately prior to the date of the Initial Merger Agreement (collectively, the "Parent Assets"), free and clear of all Liens, except for Permitted Liens. The Parent Assets include or will include as of the Closing Date, without limitation, all personal property, both tangible and intangible (including all Parent Owned Intellectual Property and all Intellectual Property used by Parent and its Subsidiaries pursuant to their License Agreements), necessary to conduct the business of Parent and its Subsidiaries in all material respects as it is now being conducted.

        Section 4.22    Environmental Matters.

          Section 4.22.1    Parent and its Subsidiaries are, and at all times have been, in material compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof). Neither Parent nor its Subsidiaries has received any written communication alleging that Parent or its Subsidiaries is not in such material compliance, and there are no past or present Actions, activities, circumstances conditions, events or incidents that may prevent or interfere with such material compliance in the future. All material permits and other governmental authorizations currently held by Parent and its Subsidiaries pursuant to applicable Environmental Laws are identified in Section 4.22 of the Parent Disclosure Letter.

          Section 4.22.2    There is no material Environmental Claim pending or, to the Knowledge of Parent, threatened against Parent or its Subsidiaries or, to the Knowledge of Parent, against any Person whose Liability for any Environmental Claim Parent or its Subsidiaries has or may have retained or assumed either contractually or by operation of Law.

          Section 4.22.3    There are no past or present Actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release, threatened Release or presence of any Hazardous Material that reasonably would be expected to form the basis of a material Environmental Claim against Parent, or to the Knowledge of Parent, against any Person whose Liability for any Environmental Claim Parent has or may have retained or assumed either contractually or by operation of Law.

        Section 4.23    Vote Required.     The Parent Stockholder Approval is the only vote of the holders of any class or series of capital stock or other equity interests of Parent necessary to approve the Merger.

        Section 4.24    Disclosure.     No representation or warranty by Parent contained in this Agreement, and no statement of Parent contained in the Parent Disclosure Letter or any other document, certificate or other instrument delivered or to be delivered by or on behalf of Parent hereunder, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

        Section 4.25    Opinion of Financial Advisor.     Parent has received the opinion of Southwest Securities, Inc., dated the date of the Initial Merger Agreement, to the effect that, as of such date, the Merger is fair from a financial point of view to the Parent Stockholders.

        Section 4.26    Related-Party Transactions.     Other than advances to employees in the ordinary course for travel and similar reimbursable expenses consistent with Parent policy, no Key Employee, officer or Director of Parent or any Subsidiary of Parent or member of his or her immediate family is currently indebted to Parent or any Subsidiary of the Company. To the Knowledge of Parent, as of the date of the Initial Merger Agreement none of such Persons has any direct or indirect ownership interest in any firm or corporation with which Parent or any Subsidiary of Parent is affiliated or with which the Company or any Subsidiary of Parent has a business relationship, or any firm or corporation that competes with Parent or any Subsidiary of Parent. No Key Employee, officer or Director of Parent or any Subsidiary and no member of the immediate family of any Key Employee, officer or Director of Parent or any Subsidiary of Parent is directly or indirectly interested in any Scheduled Contract with Parent or any Subsidiary of Parent or has or claims to have any interest in the Intellectual Property of Parent and its Subsidiaries.

Article 5.
Covenants

        Section 5.1    Conduct of Business by the Company Pending the Closing.     The Company agrees that, between the date of the Initial Merger Agreement and the earlier of the termination of this Agreement and the Effective Time (the "Interim Period"), except as set forth in Section 5.1 of the Company Disclosure Letter or as specifically permitted or required by any other provision of this Agreement, unless Parent shall otherwise agree in writing, the Company will, and will cause each of its Subsidiaries to, conduct its operations only in the ordinary and usual course of business consistent with past practice and use commercially reasonable efforts to keep available the services of the current officers and Key Employees of the Company and each of its Subsidiaries and to preserve the current relationships of the Company and each of its Subsidiaries with such of the customers, suppliers and other Persons with which the Company or any of its Subsidiaries has significant business relations as is reasonably necessary to preserve substantially intact its business organization. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.1 of the Company Disclosure Letter or as specifically permitted or required by any other provision of this Agreement, the Company shall not (unless required by applicable Law), and shall not permit any Subsidiary of the Company to, during the Interim Period, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent:

          (a)   amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents;

          (b) (i)    issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of any shares of capital stock of, or other Capital Securities in, the Company or any of its Subsidiaries (whether by merger, consolidation or otherwise) of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Capital Securities, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Capital Securities or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by contract right), of the Company or any of its Subsidiaries, other than shares of Company Common Stock issuable upon conversion of Company Preferred Stock, the exercise of Company Options, or warrants to purchase shares of Company Capital Stock, in each case outstanding as of the date of the Initial Merger Agreement and in accordance with their respective terms, (ii) accelerate, amend or change the period of exercisability of options or other equity incentive awards granted under any Company Stock Option Plan or authorize cash payments in exchange for any options or other equity incentive award granted under any Company Stock Option Plan; or (iii) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any property or assets (including Intellectual Property) of the Company or any of its Subsidiaries, including through merger, consolidation or otherwise, with a value in excess of $75,000, except pursuant to existing contracts or commitments or the sale or purchase of goods or services in the ordinary course of business consistent with past practice.

          (c)   declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly owned Subsidiary of the Company to the Company or to any other wholly owned Subsidiary of the Company or issuance of additional warrants to purchase shares of Company Common Stock contemplated by agreements existing as of the date of the Initial Merger Agreement) or enter into any agreement with respect to the voting of its capital stock;

          (d)   reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Capital Securities or other securities;

          (e) (i)    acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any person or any division thereof or any assets; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than a wholly owned Subsidiary of the Company) for borrowed money, except to the extent that the aggregate indebtedness for borrowed money of the Company and its Subsidiaries at any time outstanding does not exceed $10,000,000; (iii) refinance or otherwise replace any of the Existing Company Indebtedness, except with the consent of Parent, which consent shall not be unreasonably witheld, (iv) terminate, cancel or request any material change in, or agree to any material change in, any Company Material Contract other than in the ordinary course of business consistent with past practice; (v) make or authorize any capital expenditure in excess of the 2005 Budget, other than capital expenditures that are not individually in excess of $15,000, or in the aggregate in excess of $50,000 per month, for the Company and its Subsidiaries taken as a whole; or (vi) with respect to clauses (i) and (ii) above, enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.1.5;

          (f)    except as disclosed in Section 3.17 or Section 5.1 of the Company Disclosure Letter: (i) increase the compensation or benefits payable or to become payable to its directors, officers, employees or consultants except in connection with annual adjustments consistent with past practices; (ii) grant any rights to severance or termination pay to, or enter into any agreement to provide severance benefits with, any director, officer or other employee or consultant of the Company or any of its Subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, employee or consultant, except as required by applicable Law; or (iii) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Employee Plans.

          (g) (i)    pre-pay any long-term debt in an amount not to exceed $10,000 in the aggregate for the Company and its Subsidiaries taken as a whole, or pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except for borrowings under revolving credit lines existing as of the date of the Initial Merger Agreement in the ordinary course of business consistent with past practice and in accordance with their terms; (ii) fail to collect notes or accounts receivable in the ordinary course of business consistent with past practice or enter into a factoring or discounting arrangement with a third party with respect to accounts receivable; (iii) fail to pay any account payable in the ordinary course of business consistent with past practice, or (iv) vary the Company's inventory practices in any material respect from the Company's past practices;

          (h)   make any change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP or by a Governmental Authority;

          (i)    waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

          (j)    file any amended Tax Return, make any Tax election or enter into any agreement in respect of Taxes, including the settlement of any Tax controversy, claim or assessment, adopt or change of any accounting method in respect of Taxes, surrender any right to claim a refund of Taxes if such action would have the effect of increasing by a material amount the Tax liability of the Company or any of its Subsidiaries, or would give rise to a Tax lien (other than statutory Liens for current Taxes not yet due) on any of the Company's or its Subsidiaries' assets;

          (k)   take, or agree to take, any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

          (l)    adopt or implement any stockholder rights plan;

          (m)  modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which the Company is a party;

          (n)   write up, write down or write off the book value of any assets, individually or in the aggregate, for the Company and its Subsidiaries taken as a whole, except for depreciation and amortization in accordance with GAAP consistently applied and any write-offs of inventory or accounts receivable that do not exceed $25,000 individually or $50,000 in the aggregate.

          (o)   take any action to exempt the Company from (i) the provisions of Section 203 of the DGCL, or (ii) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares any person or entity (other than Parent, Merger Sub or any of Parent's Subsidiaries) or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

          (p)   open or close, or enter into an agreement to open or close, any facility or office except as disclosed in Section 5.1 of the Company Disclosure Letter;

          (q)   take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article 6 not being satisfied;

          (r)   fail to be in material compliance with the terms of instruments evidencing indebtedness incurred by the Company other than any such failure that is waived by the party to whom such indebtedness is owed within a reasonable time after the commencement of such material non-compliance and provided Parent with a copy of such waiver;

          (s)   allow any insurance policy relating to the Company's business to lapse without obtaining replacement insurance coverage of comparable amount at similar cost;

          (t)    enter into any contract that contains any non-compete or exclusivity provisions with respect to any customer, line of business or geographic area with respect to the Company, any of its Subsidiaries or any of the Company's current or future affiliates, or which restricts the conduct with respect to any customer, of any line of business by the Company, any of its Subsidiaries or any of the Company's current or future affiliates or any geographic area in which the Company, any of its Subsidiaries or any of the Company's current or future affiliates may conduct business, or which otherwise restricts operation of the Company's business, in each case in any material respect, in each case other than non-compete agreements signed by employees incident to their employment by the Company or any of its Subsidiaries;

          (u)   take any formal action or grant any consent or approval concerning any joint venture outside the ordinary course of business consistent with past practice; or

          (v)   authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

        Section 5.2    Conduct of Business by Parent Pending the Closing.     Parent agrees that, during the Interim Period, except as set forth in Section 5.2 of the Parent Disclosure Letter or as specifically permitted or required by any other provision of this Agreement, unless Company shall otherwise agree in writing, Parent will, and will cause each of its Subsidiaries to, (a) conduct its operations only in the ordinary and usual course of business consistent with past practice and (b) use commercially reasonable efforts to keep available the services of the current officers and Key Employees of Parent and to preserve the current relationships of Parent and each of its Subsidiaries with such of the customers, suppliers and other persons with which Parent or any of its Subsidiaries has significant business relations as is reasonably necessary to preserve substantially intact its business organization. Except as specifically permitted or required by any other provision of this Agreement, Parent shall not (unless required by applicable Law or any NASDAQ regulations applicable to the Parent), between the date of the Initial Merger Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following, without the prior written consent of the Company:

          (a)   amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents;

          (b) (i)    issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of any shares of capital stock of, or other Capital Securities in, Parent or any of its Subsidiaries (whether by merger, consolidation or otherwise) of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Capital Securities, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Capital Securities or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by contract right), of the Parent or any of its Subsidiaries, other than the issuance of additional (A) options granted to non-executive employees pursuant to any equity incentive plan of Parent, or any other plan, agreement, or arrangement of Parent in existence on the date of the Initial Merger Agreement (the "Parent Stock Option Plans") in a manner consistent with past practice, (B) warrants to purchase shares of Parent Common Stock contemplated by agreements existing as of the date of the Initial Merger Agreement, and (C) shares of Parent Common Stock issuable upon the exercise of options to purchase Parent Common Stock and/or warrants to purchase shares of capital stock of Parent outstanding as of the date of the Initial Merger Agreement in accordance with their terms, (ii) except as set forth in Section 5.2 of the Parent Disclosure Letter accelerate, amend or change the period of exercisability of options or other equity incentive awards granted under any Parent Stock Plan or authorize cash payments in exchange for any options or other equity incentive award granted under any Parent Stock Plan; or (iii) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any property or assets (including Intellectual Property) of the Parent or any of its Subsidiaries, including through merger, consolidation or otherwise, with a value in excess of $100,000, except pursuant to existing contracts or commitments or the sale or purchase of goods or services in the ordinary course of business consistent with past practice.

          (c)   declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than (i) dividends paid by a wholly owned Subsidiary of the Parent to the Parent or to any other wholly owned Subsidiary of the Parent, (ii) issuance of additional warrants to purchase shares of Parent Common Stock contemplated by agreements existing as of the date of the Initial Merger Agreement or (iii) to effect a reverse stock split upon the determination of the Parent Board to do so) or enter into any agreement with respect to the voting of its capital stock;

          (d)   reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Capital Securities or other securities (other than to effect a reverse stock split upon the determination of the Parent Board to do so);

          (e) (i)    acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any person or any division thereof or any assets; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a wholly owned Subsidiary of Parent) for borrowed money, except to the extent that the aggregate indebtedness for borrowed money of Parent and its Subsidiaries at any time outstanding does not exceed $26,500,000; (iii) refinance or otherwise replace the Existing Parent Indebtedness except in connection with the Parent Financing or with the consent of the Company, which consent shall not be unreasonably withheld, (iv) terminate, cancel or request any material change in, or agree to any material change in, any contract that is reasonably necessary for the conduct of Parent's business as it is currently conducted other than in the ordinary course of business consistent with past practice; (v) make or authorize any capital expenditure in excess of the Parent 2005 Budget, other than capital expenditures that are not individually in excess of $60,000, or in the aggregate in excess of $200,000 per month, in the aggregate, for the Parent and its Subsidiaries taken as a whole; or (vi) with respect to clauses (i) and (ii) above, enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.2.5;

          (f)    except as disclosed in Section 5.2 of the Parent Disclosure Letter: (i) increase the compensation or benefits payable or to become payable to its directors, officers, employees or consultants except in connection with annual adjustments consistent with past practices; (ii) grant any rights to severance or termination pay to, or enter into any agreement to provide severance benefits with, any director, officer or other employee or consultant of the Parent or any of its Subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, employee or consultant, except as required by applicable Law; or (iii) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Employee Plans.

          (g) (i)    pre-pay any long-term debt in an amount not to exceed $100,000 in the aggregate for the Parent and its Subsidiaries taken as a whole, or pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except for borrowings under revolving credit lines existing as of the date of the Initial Merger Agreement in the ordinary course of business consistent with past practice and in accordance with their terms, (ii) fail to collect notes or accounts receivable in the ordinary course of business consistent with past practice or enter into a factoring or discounting arrangement with a third party with respect to accounts receivable, (iii) fail to pay any account payable in the ordinary course of business consistent with past practice or (iv) vary the Parent's inventory practices in any material respect from the Parent's past practices;

          (h)   make any change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP or by a Governmental Authority;

          (i)    waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

          (j)    file any amended Tax Return, make any Tax election or enter into any agreement in respect of Taxes, including the settlement of any Tax controversy, claim or assessment, adopt or change of any accounting method in respect of Taxes, or surrender any right to claim a refund of Taxes if such action would have the effect of increasing by a material amount the present or future Tax liability of the Parent or any of its Subsidiaries, or would give rise to a Tax lien (other than statutory Liens for current Taxes not yet due) on any of the Parent's or its Subsidiaries' assets;

          (k)   take, or agree to take, any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

          (l)    adopt or implement any stockholder rights plan;

          (m)  modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which the Parent is a party;

          (n)   write up, write down or write off the book value of any assets, individually or in the aggregate, for the Parent and its Subsidiaries taken as a whole, except for depreciation and amortization and any write-down of goodwill in accordance with GAAP consistently applied and any write-offs of inventory or accounts receivable that do not exceed $50,000 individually or $300,000 in the aggregate.

          (o)   take any action to exempt the Parent from (i) the provisions of Section 203 of the DGCL, or (ii) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares any person or entity (other than the Company or any of Company's Subsidiaries) or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

          (p)   open or close, or enter into an agreement to open or close, any facility or office except as disclosed in Section 5.2 of the Parent Disclosure Letter;

          (q)   take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article 6 not being satisfied;

          (r)   fail to be in material compliance with the terms of instruments evidencing indebtedness incurred by the Parent, other than any such failure that is waived by the party to whom such indebtedness is owed within a reasonable time after the commencement of such material non-compliance and provided the Company with a copy of such waiver;

          (s)   allow any insurance policy relating to the Parent's business to lapse without obtaining replacement insurance coverage of comparable amount at similar cost;

          (t)    enter into any contract that contains any non-compete or exclusivity provisions with respect to any customer, line of business or geographic area with respect to the Parent, any of its Subsidiaries or any of the Parent's current or future affiliates, or which restricts the conduct with respect to any customer, of any line of business by the Parent, any of its Subsidiaries or any of the Parent's current or future affiliates or any geographic area in which the Parent, any of its Subsidiaries or any of the Parent's current or future affiliates may conduct business, or which otherwise restricts operation of the Parent's business, in each case in any material respect, in each case other than non-compete agreements signed by employees incident to their employment by the Parent or any of its Subsidiaries;

          (u)   take any formal action or grant any consent or approval concerning any joint venture outside the ordinary course of business consistent with past practice; or

          (v)   authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

        Section 5.3    Cooperation.     The Company and Parent shall coordinate and cooperate in connection with (a) the preparation of the Registration Statement, the Proxy Statement and any Other Filings;

(b) determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts, in connection with the consummation of the Merger; and (c) seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Registration Statement, the Proxy Statement or any Other Filings and timely seeking to obtain any such actions, consents, approvals or waivers and (d) seeking all necessary consents, waivers or approvals and taking such action as may be reasonably required for continued quotation of Parent Common Stock on NASDAQ for at least 180 days after the Effective Time.

        Section 5.4    Registration Statement; Proxy Statement.

          Section 5.4.1    As promptly as reasonably practicable after the execution of this Agreement, Parent and the Company shall prepare and file with the SEC a proxy statement relating to the meeting of Parent's stockholders to be held in connection with obtaining the Parent Stockholder Approval (together with any amendments thereof or supplements thereof, the "Proxy Statement") and Parent shall prepare and file as promptly as reasonably practicable with the SEC a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement") in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the stockholders of the Company pursuant to the Merger. Each of Parent and the Company shall prepare and file with the SEC any Other Filings as and when required or requested by the SEC. Each of Parent and the Company will use commercially reasonable efforts to respond to any comments made by the SEC with respect to the Proxy Statement and the Registration Statement and any Other Filings, and to cause the Registration Statement to become effective as promptly as reasonably practicable. Prior to the effective date of the Registration Statement, Parent shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of Parent Common Stock in the Merger. The Company shall furnish all information concerning it and the holders of its capital stock as the Parent may reasonably request in connection with such actions and the preparation of the Registration Statement, the Proxy Statement and any Other Filings, and shall, as promptly as practicable after the date of the Initial Merger Agreement, or after the date requested by Parent, as the case may be, deliver to Parent all financial statements and other financial data of the Company, and cause to be delivered to Parent the consents of the Company's independent public accountants, required to be included in the Proxy Statement, Registration Statement or any Other Filings, in each case in a form reasonably satisfactory to Parent and in any event in a form that is in all respects compliant with GAAP, the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, including Regulations S-K and S-X. As promptly as reasonably practicable after the Registration Statement shall have become effective, the Parent shall mail the Proxy Statement (and a copy of the prospectus contained within the Registration Statement if the Proxy Statement is not included in the Registration Statement) to the Parent Stockholders and Company Stockholders.

          Section 5.4.2    If at any time prior to the Effective Time, any event or other information relating to the Company or Parent or any of their respective Subsidiaries, officers, directors of affiliates should be discovered by the Company or Parent, which event or other information should be set forth in an amendment or a supplement to the Registration Statement, the Proxy Statement or any Other Filing, such party shall promptly inform the other party.

        Section 5.5    Stockholders' Meetings.

          Section 5.5.1    Parent shall take all actions in accordance with applicable Laws, its organizational documents and the rules of NASDAQ to duly call and hold a meeting of its stockholders (the "Parent Stockholders' Meeting") as promptly as reasonably practicable (but not before 21 days after the effectiveness of the Registration Statement) for the purpose of obtaining the Parent Stockholder Approval.

          Section 5.5.2    Unless the Company Stockholder Approval is obtained by majority written consent of the Company's stockholders in compliance with applicable Laws, the Company shall take all actions in accordance with applicable law and its organizational documents to duly call and hold a meeting of its stockholders (the "Company Stockholders' Meeting") as promptly as practicable for the purpose of obtaining the Company Stockholder Approval.

        Section 5.6    Access to Company Information; Confidentiality.

          Section 5.6.1    From the date of the Initial Merger Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries and each of their respective officers, employees, accountants and legal counsel (collectively, the "Company Representatives") to (i) provide to Parent and Merger Sub and their respective officers, employees, accountants and legal counsel (collectively, the "Parent Representatives") access, at reasonable times with reasonable prior notice to, and with coordination through, any of the Key Employees, to the officers, employees, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its representatives may reasonably request; provided, however, that all access and investigation made pursuant to this Section 5.6.1 shall be conducted in such a way as to minimize interference with the operations and business of the Company; and provided further that in no case shall the Company be required to provide or otherwise disclose or make available to the Parent any confidential customer information. No investigation conducted pursuant to this Section 5.6.1 shall affect or be deemed to modify or limit any representation or warranty made in this Agreement.

          Section 5.6.2    With respect to the information disclosed pursuant to Section 5.6.1, the parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement previously executed by the Company and Parent (the "Confidentiality Agreement").

        Section 5.7    Access to Parent Information; Confidentiality

          Section 5.7.1    From the date of the Initial Merger Agreement to the Effective Time, Parent shall, and shall cause each of its Subsidiaries and each of their respective officers, employees, accountants and legal counsel (collectively, the "Parent Representatives") to (i) provide to Company, its Subsidiaries and their respective officers, employees, accountants and legal counsel (collectively, the "Company Representatives") access, at reasonable times with reasonable prior notice to, and with coordination through, the Chief Executive Officer or Chief Financial Officer of Parent, to the officers, employees, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its representatives may reasonably request; provided, however, that all access and investigation made pursuant to this Section 5.7.1 shall be conducted in such a way as to minimize interference with the operations and business of the Company; and provided further that in no case shall the Parent be required to provide or otherwise disclose or make available to the Company any confidential customer information. No investigation conducted pursuant to this Section 5.7.1 shall affect or be deemed to modify or limit any representation or warranty made in this Agreement.

          Section 5.7.2    With respect to the information disclosed pursuant to Section 5.7.1, the parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement.

        Section 5.8    No Solicitation of Transactions.

          Section 5.8.1    None of the Company or any of its Subsidiaries shall, directly or indirectly, take (and the Company shall not authorize or permit the Company Representatives or other affiliates to take) any action to (a) encourage (including by way of furnishing non-public information), solicit, initiate or facilitate any Acquisition Proposal, (b) enter into any agreement with respect to any Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement or (c) participate in any way in discussions or negotiations with, or furnish any information to, any person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; provided, however, that if, at any time prior to the obtaining of the Company Stockholder Approval, the Company Board determines in good faith, after consultation with outside counsel and its financial advisors, that it would otherwise be reasonably likely to constitute a breach of the directors' fiduciary duties to the Company Stockholders, the Company may, in response to a Superior Proposal and subject to the Company's compliance with Section 5.8.2 (x) furnish information with respect to the Company and its Subsidiaries to the person making such Superior Proposal pursuant to a customary confidentiality agreement the benefits of the terms of which are no more favorable to the other party to such confidentiality agreement than those in place with Parent and (y) participate in discussions or negotiations with respect to such Superior Proposal. Upon execution of this Agreement, the Company shall cease immediately and cause to be terminated any and all existing discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal and promptly request that all confidential information with respect thereto furnished on behalf of the Company be returned.

          Section 5.8.2    The Company shall, as promptly as practicable (and in no event later than 24 hours after receipt thereof), advise Parent of any inquiry received by it relating to any potential Acquisition Proposal and of the material terms of any proposal or inquiry, including the identity of the Person and its affiliates making the same, that it may receive in respect of any such potential Acquisition Proposal, or of any information requested from it or of any negotiations or discussions being sought to be initiated with it, shall furnish to Parent a copy of any such proposal or inquiry, if it is in writing and shall keep Parent fully informed on a prompt basis with respect to any developments with respect to the foregoing.

          Section 5.8.3    Neither the Company Board nor any committee thereof shall (a) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Company Board or such committee of the adoption and approval of the Merger (the "Company Recommendation") and the matters to be considered at the Company Stockholders' Meeting, (b) other than the Merger, approve or recommend, or propose publicly or to its stockholders to approve or recommend, any Acquisition Proposal or (c) other than the Merger, cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal. If the Company Board determines in good faith, after consultation with outside counsel and its financial advisors, that it would otherwise be reasonably likely to constitute a breach of its fiduciary duty to the Company Stockholders, then nothing contained in this Section 5.8 shall prohibit the Company from withdrawing or modifying its recommendation of the Merger no earlier than the second business day following the day of delivery of written notice to Parent of its intention to do so, so long as the Company continues to comply with all other provisions of this Agreement.

          Section 5.8.4    None of Parent or any of its Subsidiaries shall, directly or indirectly, take (and Parent shall not authorize or permit the Parent Representatives or other affiliates to take) any action to (a) encourage (including by way of furnishing non-public information), solicit, initiate or facilitate any Acquisition Proposal, (b) enter into any agreement with respect to any Acquisition

  Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement or (c) participate in any way in discussions or negotiations with, or furnish any information to, any person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; provided, however, that if, at any time the Parent Board determines in good faith, after consultation with outside counsel and its financial advisors, that it would otherwise be reasonably likely to constitute a breach of the directors' fiduciary duties to the Parent Stockholders, Parent may, in response to an Acquisition Proposal furnish information with respect to Parent and its Subsidiaries to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement and (y) participate in discussions or negotiations with respect to such Acquisition Proposal. Upon execution of this Agreement, Parent shall cease immediately and cause to be terminated any and all existing discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal and promptly request that all confidential information with respect thereto furnished on behalf of Parent be returned.

          Section 5.8.5    Parent shall, as promptly as practicable (and in no event later than 24 hours after receipt thereof), advise the Company of any inquiry received by it relating to any potential Acquisition Proposal and of the material terms of any proposal or inquiry, including the identity of the Person and its affiliates making the same, that it may receive in respect of any such potential Acquisition Proposal, or of any information requested from it or of any negotiations or discussions being sought to be initiated with it, shall furnish to the Company a copy of any such proposal or inquiry, if it is in writing and shall keep the Company fully informed on a prompt basis with respect to any developments with respect to the foregoing.

          Section 5.8.6    Neither the Parent Board nor any committee thereof shall (a) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the Company, the approval or recommendation by the Parent Board or such committee of the Parent Stockholder Approval (the "Parent Recommendation") and the matters related thereto to be considered at the Parent Stockholders' Meeting, (b) approve or recommend, or propose publicly or to its stockholders to approve or recommend, any Acquisition Proposal or (c) cause Parent to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal. If the Parent Board determines in good faith, after consultation with outside counsel and its financial advisors, that it would otherwise be reasonably likely to constitute a breach of its fiduciary duty to the Parent Stockholders, then nothing contained in this Section 5.8 shall prohibit the Parent Board from taking the actions described in subsections (a), (b) and (c) of the preceding sentence of this Section 5.8.6, in each case no earlier than the second business day following the day of delivery of written notice to the Company of its intention to do so, so long as Parent continues to comply with all other provisions of this Agreement.

        Section 5.9    Appropriate Action; Consents; Filings.

          Section 5.9.1    The Company and Parent shall use their reasonable best efforts to (a) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and each Ancillary Agreement as promptly as practicable, (b) obtain from any Governmental Authority any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Authority, in connection with the authorization, execution and delivery of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated herein and therein, including, without limitation, the Merger, and (c) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and each Ancillary Agreement and the Merger required under (i) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, (ii) any applicable Antitrust Laws and (iii) any other applicable Law; provided, that Parent and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith and, provided, however, that nothing in this Section 5.9.1 shall require Parent to agree to the imposition of conditions or the requirement of divestiture of assets or property. The Company and Parent shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement and the Registration Statement) in connection with the transactions contemplated by this Agreement and each Ancillary Agreement.

          Section 5.9.2    The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, all reasonable efforts to obtain any third party consents (a) necessary to consummate the transactions contemplated in this Agreement and each Ancillary Agreement, (b) required to be disclosed in the Company Disclosure Letter or Parent Disclosure Letter, (c) reasonably requested by Parent or the Company, or (d) otherwise referenced in Section 6.2.4 or Section 6.3.4, in each case other than customer contracts that do not contain minimum purchase obligations. In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 5.9.2, such party shall use reasonable efforts, and shall take reasonable actions to minimize any adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

          Section 5.9.3    From the date of the Initial Merger Agreement until the Effective Time, each of the Company and Parent shall promptly notify the other in writing (a) of any pending or, to the Knowledge of the Company and Parent, threatened action, suit, arbitration or other proceeding or investigation by any Governmental Authority or any other person (i) challenging or seeking material damages in connection with the Merger or the conversion of Company Capital Stock into Parent Common Stock pursuant to the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Parent or any of its Subsidiaries to own or operate all or any portion of the businesses or assets of the Company or any of its Subsidiaries, which in either case would reasonably be expected to result in a Company Material Adverse Effect or Parent Material Adverse Effect or (b) at least seventy-two (72) hours prior to the filing by either party for protection under federal bankruptcy laws or similar state laws relating to bankruptcy, insolvency, reorganization, moratorium or conveyance.

        Section 5.10    Reserved.

        Section 5.11    Certain Notices.     From and after the date of the Initial Merger Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (a) the occurrence, or non-occurrence, of any event that would reasonably be expected to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement or any Ancillary Agreement not to be satisfied, or (b) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement or any Ancillary Agreement that would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement or any Ancillary Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.11 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of the Initial Merger Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

        Section 5.12    Public Announcements.     Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or any listing agreement with NASDAQ.

        Section 5.13    NASDAQ Listing.     Parent shall promptly prepare and submit to NASDAQ and any other applicable stock exchange a listing application covering the shares of Parent Common Stock to be issued in the Merger and shall use its reasonable best efforts to cause such shares to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.

        Section 5.14    Employee Benefit Matters.     With respect to any Parent Benefit Plan in which any director, officer or employee of the Company or any of its Subsidiaries (the "Company Employees") may be eligible to participate after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, recognize, to the extent recognized under the applicable Employee Plan, the length of service of the Company Employees with the Company or any of its Subsidiaries, as the case may be, for purposes of vesting, eligibility and accrual of benefits, in such Parent Benefit Plans; provided, however, that no service shall be recognized to the extent that such recognition would result in a duplication of benefits.

        Section 5.15    Indemnification of Parent Directors and Officers.

          Section 5.15.1    For not less than six years from and after the Effective Time, Parent agrees to indemnify and hold harmless all past and present directors, officers and employees of Parent to the same or greater extent such persons are indemnified as of the date of the Initial Merger Agreement by Parent pursuant to the Parent Certificate of Incorporation, the Parent By-laws and indemnification agreements, if any, in existence on the date of the Initial Merger Agreement, for acts or omissions occurring at or prior to the Effective Time; provided, however, that Parent agrees to indemnify and hold harmless such persons to the fullest extent permitted by Law for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby.

          Section 5.15.2    For six years from the Effective Time, Parent shall provide to Parent's current directors and officers an insurance and indemnification policy that provides coverage for claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement (the "D&O Insurance Policy") that is no less favorable than the Parent's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if a prepaid D&O Insurance Policy has been obtained prior to the Effective Time for purposes of this Section 5.14, which D&O Insurance Policy provides such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement. If such prepaid D&O Insurance Policy has been obtained prior to the Effective Time, Parent shall maintain such D&O Insurance Policy in full force and effect, and continue to honor the obligations thereunder.

          Section 5.15.3    In the event Parent (a) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (b) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.15.

          Section 5.15.4    The obligations under this Section 5.15 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.15 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.15 applies shall be third party beneficiaries of this Section 5.14)

        Section 5.16    Indemnification of Company Directors and Officers.

          Section 5.16.1    For not less than six years from and after the Effective Time, Parent agrees to indemnify and hold harmless all past and present directors, officers and employees of Company to the same or greater extent such persons are indemnified as of the date of the Initial Merger Agreement by Company pursuant to the Company Certificate of Incorporation, the Company By-laws and indemnification agreements, if any, in existence on the date of the Initial Merger Agreement, for acts or omissions occurring at or prior to the Effective Time; provided, however, that Parent agrees to indemnify and hold harmless such persons to the fullest extent permitted by Law for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby.

          Section 5.16.2    For six years from the Effective Time, Parent shall provide to Company's current directors and officers an insurance and indemnification policy that provides coverage for claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement (the "D&O Insurance Policy") that is no less favorable than the Company's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if a prepaid D&O Insurance Policy has been obtained prior to the Effective Time for purposes of this Section 5.16, which D&O Insurance Policy provides such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement. If such prepaid D&O Insurance Policy has been obtained prior to the Effective Time, Parent shall maintain such D&O Insurance Policy in full force and effect, and continue to honor the obligations thereunder.

          Section 5.16.3    In the event Parent (a) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (b) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.16.

          Section 5.16.4    The obligations under this Section 5.16 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section applies shall be third party beneficiaries of this Section 5.16)

        Section 5.17    Tax Matters.     Each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code. Parent and the Company shall each cause all Tax Returns relating to the Merger to be filed on the basis of treating the Merger as a reorganization under section 368(a) of the Code. In connection with the filing of the Registration Statement and the Proxy Statement and immediately prior to the Effective Time, Parent, Merger Sub and the Company shall execute and deliver to Latham & Watkins, LLP, counsel to Parent, and to Nutter McClennen & Fish, LLP, counsel to the Company, tax representation letters in customary form and upon which Latham & Watkins, LLP and Nutter McClennen & Fish, LLP will rely to determine and describe, including expertising, the tax consequences of the Merger in the Registration Statement and/or Proxy Statement.

        Section 5.18    Affiliate Letters.     The Company shall, within ten business days of the date of the Initial Merger Agreement, deliver to Parent a list of names and addresses of those Persons, that to the Knowledge of the Company, are or may be deemed to be as of the time of the Company Stockholders' Meeting "affiliates" of the Company within the meaning of Rule 145 under the Securities Act and who own Company Capital Stock. There shall be added to such list the names and addresses of any other Person subsequently identified by either Parent or the Company, as the case may be (unless, in the case of Parent, an opinion of outside counsel to the Company reasonably acceptable to Parent is provided to Parent that such Person is not an affiliate), as a Person who may be deemed to be such an affiliate; provided, however, that no such Person identified by Parent or the Company, as the case may be, shall remain on such list of affiliates if Parent or the Company, as the case may be, shall receive from the other party, on or before the date of the Company Stockholders' Meeting, an opinion of outside counsel reasonably satisfactory to Parent to the effect that such Person is not such an affiliate. The Company shall use reasonable best efforts to deliver or cause to be delivered to the other party, prior to the date of the Company Stockholders' Meeting, from each such affiliate identified in the foregoing list a letter dated as of the Company Stockholders' Meeting in a form reasonably acceptable to Parent (collectively, the "Affiliate Letter"). Parent shall not be required to maintain the effectiveness of the Registration Statement or any other registration statement under the Securities Act for the purposes of resale of Parent Common Stock by such affiliates received in the Merger except to the extent provided in Section 5.4.3.

        Section 5.19    Delivery of Financial Statements.

          Section 5.19.1    Interim Unaudited Financial Statements.    Each party shall cause to be delivered to the other the unaudited consolidated balance sheets and the related unaudited consolidated statements of income and cash flows for (a) each monthly period completed subsequent to the date of the Initial Merger Agreement (the "Monthly Unaudited Financial Information") and (b) each quarterly period completed subsequent to the date of the Initial Merger Agreement (the "Quarterly Unaudited Financial Information" and, together with the Monthly Unaudited Financial Information, the "Interim Unaudited Financial Information"). The Interim Unaudited Financial Information shall be so delivered on or before the date that is 30 days following the end of the relevant month in the case of the Monthly Unaudited Financial Information and 40 days following the end of the relevant quarter in the case of the Unaudited Quarterly Financial Information, and shall be delivered together with (a) in the case of the Unaudited Quarterly Financial Information, an associated review report under SAS 100 without exception or qualification of such party's independent accountants with respect thereto and (b) a certificate, duly executed by the chief financial officer, chief accounting officer or other senior financial officer of such party in such person's capacity as an officer, restating with respect to such Interim Unaudited Financial Information, the representations and warranties set forth in Sections 3.8.2 and 4.7.3.

          Section 5.19.2    Annual Audited Financial Statements.    Each party shall cause to be delivered to the other the audited consolidated balance sheets and the related audited consolidated statements of income and cash flows for each annual period completed subsequent to the date of the Initial Merger Agreement (the "Annual Audited Financial Information"). The Annual Audited Financial Information shall be so delivered on or before the date that is 75 days following the end of the relevant annual period and shall be delivered together with (a) an unqualified audit opinion of the delivering party's independent public accountants and (b) a certificate, duly executed by the chief financial officer, chief accounting officer or other senior financial officer of such party in such person's capacity as an officer, restating with respect to such Annual Audited Financial Information, the representations and warranties set forth in Sections 3.8.2 and 4.7.3.

        Section 5.20    Transitional Matters.     Each of Parent and the Company shall use their reasonable best efforts to effectuate the following transitional matters.

          Section 5.20.1    Directors of Surviving Corporation.    At the Effective Time, the Parent Board shall be constituted as follows:

             (a)  Three persons designated by the Company;

             (b)  Three persons designated by Parent, one of whom shall be Scott Ginsburg who shall serve as the Chairman of the Parent Board; and

             (c)  Anthony J. LeVecchio, who shall serve as the Chairman of the Parent Board Audit Committee and shall be the "audit committee financial expert" within the meaning of rules of the SEC and the applicable NASDAQ rules (Mr. Ginsburg, Mr. LeVecchio and any other current member of the Parent Board who is designated by Parent to the Parent Board pursuant to Section 5.20.1(b), the "Continuing Directors").

          The members of the Parent Board who are not Continuing Directors shall tender their resignations from the Parent Board effective as of the Effective Time. The members of Parent Board remaining on the Parent Board immediately after such resignations shall fill the vacancies on the Parent Board resulting from such resignations so that the board is constituted as set forth in this Section 5.20.1.

          Section 5.20.2    Officers of Parent.    Immediately following the Effective Time, Parent shall take all action necessary to appoint the following persons as officers of Parent effective as of the Effective Time: Scott Ginsburg as Chief Executive Officer, John Roland as the President and Chief Operating Officer, and Omar Choucair as the Chief Financial Officer. The employment of Scott Ginsburg as Chief Executive Officer after the Effective Time shall be governed by an employment agreement (the "Ginsburg Employment Agreement") that shall provide for a term of one year and such other terms as shall be determined by the Parent Board and its Compensation Committee. The employment of John Roland as the President and Chief Operating Officer shall be governed by an employment agreement (the "Roland Employment Agreement") that shall provide for a term of three years and such other terms as shall be determined by the Parent Board and its Compensation Committee. The employment of Omar Choucair as the Chief Financial Officer shall be governed by an amendment to his current employment agreement (the "Choucair Employment Agreement") on such terms as shall be determined by the Parent Board and its Compensation Committee.

        Section 5.21    FIRPTA Certification.     Prior to the Closing Date, the Company shall deliver to Parent an executed affidavit from the Company, also delivered to the Internal Revenue Service, that the Company Common Stock is not a "U.S. real property interest" in accordance with the Treasury Regulations issued under Sections 897 and 1445 of the Code. If Parent does not receive the documents described above on or before the Closing Date, Parent shall be permitted to withhold from the consideration otherwise payable pursuant to this Agreement any required withholding tax under Section 1445 of the Code.

        Section 5.22    Parent Financing.     Prior to the Closing Date, Parent and the Company shall work together to arrange debt or equity financing on terms and conditions acceptable to Parent (which terms and conditions shall be subject to the approval of the Company, which shall not be unreasonably withheld), sufficient to (i) permit the full repayment or other extinguishment of the Combined Indebtedness and (ii) provide Parent with not less than $5 million of additional cash working capital on the Closing Date (such financing, the "Parent Financing").

        Section 5.23    Amendment of Parent Bylaws.     No later than the first anniversary of the Closing Date, the Parent Board shall have taken such action as is reasonably necessary to amend the Bylaws of the Parent to prohibit a single Person from simultaneously being Chairman of the Parent Board and Chief Executive Officer of the Parent.

        Section 5.24    Amendment of Company Charter and Termination of Investor's Rights Agreement.     At or prior to the Effective Time, the Company Board and Company Stockholders shall have taken such action as is necessary to terminate the Company Investor's Rights Agreement and to amend the Company Charter to the extent necessary to provide for the conversion of the Company Capital Stock into shares of the Parent Common Stock pursuant to the Per Share Amounts contemplated hereby. Such amendment of the Company Charter shall be reasonably acceptable to Parent.

        Section 5.25    Roland and Series F Releases.     The Company shall use its reasonable best efforts to obtain the Roland Release and the Series F Releases.

Article 6.
Closing Conditions

        Section 6.1    Conditions to Obligations of Each Party Under This Agreement.     The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

          Section 6.1.1    Effectiveness of the Registration Statement.    The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the Knowledge of Parent or the Company, threatened by the SEC.

          Section 6.1.2    Stockholder Approval.    The Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained.

          Section 6.1.3    No Order.    No Governmental Authority, nor any federal or state court of competent jurisdiction or arbitrator shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or finding or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement or any Ancillary Agreement.

          Section 6.1.4    Exchange Listing.    The shares of Parent Common Stock issuable to the stockholders of the Company in the Merger shall have been approved for listing on NASDAQ, subject to official notice of issuance.

          Section 6.1.5    Parent Financing.    The Parent Financing shall have been obtained.

        Section 6.2    Additional Conditions to Obligations of Parent and Merger Sub.     The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

          Section 6.2.1    Representations and Warranties.    Each of the representations and warranties of the Company contained in this Agreement and each Ancillary Agreement shall be true and correct in all respects (without regard to any materiality qualifications contained therein) as of the date of the Initial Merger Agreement and as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties that address matters only as of a particular date need only speak to that date), unless the failure to be true and correct would not constitute a Company Material Adverse Effect. Parent shall have received a certificate of the of the Chief Operating Officer or other authorized executive officer of the Company to that effect.

          Section 6.2.2    Agreements and Covenants.    The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and each Ancillary Agreement to be performed or complied with by it on or prior to the Effective Time. Parent shall have received a certificate of the Chief Operating Officer or other authorized executive officer of the Company to that effect.

          Section 6.2.3    Company Material Adverse Effect.    Since the date of the Initial Merger Agreement, there shall not have occurred a Company Material Adverse Effect.

          Section 6.2.4    Consents and Approvals.    All consents, approvals and authorizations listed on Section 6.2.4 of the Company Disclosure Letter shall have been obtained.

          Section 6.2.5    Court Proceedings.    No action or claim shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (a) prevent consummation of any of the transactions contemplated by this Agreement or any Ancillary Agreement, (b) cause any of the transactions contemplated by this Agreement or any Ancillary Agreement to be rescinded following consummation thereof or (c) affect adversely the right or powers of Parent to own, operate or control the Company, and no such injunction, judgment, order, decree, ruling or charge shall be in effect.

          Section 6.2.6    Dissenting Stockholders.    The Dissenting Shares shall not represent shares of Company Capital Stock that would be entitled to receive in excess of 5% of the aggregate merger Consideration if such shares were not Dissenting Shares.

          Section 6.2.7    Reserved.

          Section 6.2.8    Company Releases.    The Company Releases shall be in full force and effect and be legal, valid, binding and enforceable by the Company and, as of and after the Effective Time, by the Surviving Corporation, against the signatories thereof.

          Section 6.2.9    Ancillary Agreements.    The Lockup Agreement shall have been executed and delivered to Parent by CrossPoint Venture Partners and its affiliates who are Company Stockholders.

          Section 6.2.10    Merger Consideration.    The number of shares of Parent Common Stock into which the Company Capital Stock will be converted in the Merger will not exceed 52,062,712 (subject to Section 2.1.6).

        Section 6.3    Additional Conditions to Obligations of the Company.     The obligation of the Company to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

          Section 6.3.1    Representations and Warranties.    Each of the representations and warranties of Parent and Merger Sub contained in this Agreement and each Ancillary Agreement shall be true and correct in all respects (without regard to any materiality qualifications contained therein) as of the date of the Initial Merger Agreement and as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date), unless the failure to be true and correct would not constitute a Parent Material Adverse Effect. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

          Section 6.3.2    Agreements and Covenants.    Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and each Ancillary Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate of a responsible officer of Parent to that effect.

          Section 6.3.3    No Parent Material Adverse Effect.    Since the date of the Initial Merger Agreement, there shall not have occurred any Parent Material Adverse Effect.

          Section 6.3.4    Consents and Approvals.    All consents, approvals and authorizations listed on Section 6.3.4 of the Parent Disclosure Letter shall have been obtained.

          Section 6.3.5    Court Proceedings.    No action or claim shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (a) prevent consummation of any of the transactions contemplated by this Agreement or any Ancillary Agreement or (b) cause any of the transactions contemplated by this Agreement or any Ancillary Agreement to be rescinded following consummation thereof and no such injunction, judgment, order, decree, ruling or charge shall be in effect.

          Section 6.3.6    Resignation or Removal of Parent Directors and Officers; Election of New Directors and Officers.    Each of Parent's directors that is not a Continuing Director shall have tendered their resignation to the Parent Board or have been otherwise removed and the persons identified in Section 5.20 shall be or have been appointed as the directors and officers of Parent (and, if applicable, its Subsidiaries) effective as of the Effective Time.

          Section 6.3.7    Ancillary Agreements.    The Standstill and Registration Rights Agreement shall have been executed and delivered by Scott Ginsburg to the Company.

Article 7.
Termination, Amendment and Waiver

        Section 7.1    Termination.     This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties:

          Section 7.1.1    By mutual written consent of Parent and the Company;

          Section 7.1.2    By either the Company or Parent if the Merger shall not have been consummated prior to June 30, 2006; provided, however, that the right to terminate this Agreement under this Section 7.1.2 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;

          Section 7.1.3    By either the Company or Parent if either party receives notice from the other pursuant to Section 5.9.3 that such other party intends to file for protection under federal bankruptcy laws or similar state laws relating to bankruptcy, insolvency, reorganization, moratorium or similar laws or if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or any Ancillary Agreement, and such order, decree, ruling or other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.8);

          Section 7.1.4    By either Parent or the Company if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment thereof; provided that if this Agreement is then terminable pursuant to Section 7.1.6 by Parent, Company shall not have a right to terminate under this Section 7.1.4;

          Section 7.1.5    By the Company if the Parent Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment thereof;

          Section 7.1.6    By Parent if (a) the Company Board shall have withdrawn, or adversely modified, its recommendation of the Merger or this Agreement (or determined to do so); (b) the Company Board shall have failed upon Parent's request, in response to notification by the

  Company pursuant to Section 5.8.2 that it has received an Acquisition Proposal containing a proposed acquisition price, to reconfirm its recommendation of the Merger or this Agreement (or determined to do so) within ten days after such request (or such shorter period of time as may exist between such request and the second business day preceding the Company Stockholders' Meeting); (c) the Company Board shall have determined to recommend to the Company Stockholders that they approve an Acquisition Proposal other than that contemplated by this Agreement or shall have determined to accept a Superior Proposal; (d) any person (other than Parent or an affiliate of Parent) or group becomes after the date of the Initial Merger Agreement the beneficial owner of 20% or more of the outstanding shares of Company Common Stock; or (e) for any reason within its control the Company fails to call or hold the Company Stockholders' Meeting on or before the date of the Parent Stockholder Meeting;

          Section 7.1.7    By Parent, if a Company Material Adverse Effect has occurred and has not been cured within a reasonable period of time or (a)(i) there shall be breached any covenant or agreement of the Company set forth in this Agreement or any Ancillary Agreement and such breach is not the result of Parent's failure to fulfill any of its covenants or agreements under this Agreement, (ii) any representation or warranty of the Company set forth in this Agreement or any Ancillary Agreement that is qualified as to materiality shall have become untrue, or (iii) any representation or warranty of the Company set forth in this Agreement or any Ancillary Agreement that is not so qualified shall have become untrue in any material respect, (b) such breach or misrepresentation is not cured within 10 days after written notice thereof, and (c) such breach or misrepresentation would cause the conditions set forth in Section 6.2.1 or Section 6.2.2 not to be satisfied;

          Section 7.1.8    By the Company, if a Parent Material Adverse Effect has occurred and has not been cured within a reasonable period of time or if (a)(i) there shall be breached any covenant or agreement of Parent or Merger Sub set forth in this Agreement or any Ancillary Agreement and such breach is not the result of the Company's failure to fulfill any of its covenants or agreements under this Agreement, (ii) any representation or warranty of Parent or Merger Sub that is qualified as to materiality shall have become untrue, or (iii) any representation or warranty of Parent or Merger Sub that is not so qualified shall have become untrue in any material respect, (b) such breach or misrepresentation is not cured within 10 days after written notice thereof, and (c) such breach of misrepresentation would cause the conditions set forth in Section 6.3.1 or Section 6.3.2 or not to be satisfied; or

          Section 7.1.9    By the Company if (a) the Parent Board shall have withdrawn, or adversely modified, its recommendation in favor of the Parent Stockholder Approval (or determined to do so); (b) the Parent Board shall have failed upon the Company's request, in response to notification by the Parent pursuant to Section 5.8.5 that it has received an Acquisition Proposal containing a proposed acquisition price, to reconfirm its recommendation in favor of the Parent Stockholder Approval (or determined to do so) within ten days after such request (or such shorter period of time as may exist between such request and the second business day preceding the Parent Stockholders' Meeting); (c) the Parent Board shall have determined to recommend to the Parent Stockholders that they approve an Acquisition Proposal; (d) the Parent Board shall have caused the Parent to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement related to any Acquisition Proposal; or (e) for any reason within its control the Parent fails to call or hold the Parent Stockholders' Meeting as contemplated hereby.

        Section 7.2    Effect of Termination.

          Section 7.2.1    Limitation on Liability.    In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective Subsidiaries, officers or directors except with respect to Section 5.6, Section 5.7, Section 5.12, this Section 7.2 and Article 8.

          Section 7.2.2    Parent Expenses.    Parent and the Company agree that if this Agreement is terminated pursuant to Section 7.1.6 or 7.1.7, then the Company shall pay Parent an amount equal to the sum of Parent's Expenses up to an amount equal to $1,000,000.

          Section 7.2.3    Company Expenses.    Parent and the Company agree that if this Agreement is terminated pursuant to Section 7.1.8 or Section 7.1.9, then Parent shall pay to the Company an amount equal to the sum of the Company's Expenses up to an amount equal to $1,000,000.

          Section 7.2.4    Payment of Expenses.    Payment of Expenses pursuant to Section 7.2.2 or Section 7.2.3 shall be made not later than two business days after delivery to the other party of notice of demand for payment and a documented itemization setting forth in reasonable detail all Expenses of the party entitled to receive payment (which itemization may be supplemented and updated from time to time by such party until the 60th day after such party delivers such notice of demand for payment, but only for amounts incurred prior to the date of termination). In any proceedings concerning payment of amounts due under this Section 7.2, the party prevailing in such proceeding shall be entitled to recover its Expenses from the other party incurred in connection therewith.

          Section 7.2.5    Termination Fee.    In addition to any payment required by the foregoing provisions of this Section 7.2, (i) in the event that this Agreement is terminated pursuant to Section 7.1.6 or Section 7.1.7, then the Company shall pay to Parent immediately upon such termination, in the case of a termination by the Company, or within two business days thereafter, in the case of a termination by Parent, a termination fee of $2,000,000, and (ii) in the event that this Agreement is terminated pursuant to Section 7.1.8 or Section 7.1.9, then Parent shall pay to the Company immediately upon such termination, a termination fee of $2,000,000.

          Section 7.2.6    All Payments.    All payments under Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment. Each of the Parent and the Company acknowledges that the payment covenants provided for in this Section 7.2 are an integral part of this Agreement and constitute liquidated damages and not a penalty, and that, without these covenants, neither party would have entered into this Agreement. In the event that either party is required to pay amounts pursuant to this section 7.2, such payments (made in compliance with the terms hereof) shall be the recipient's exclusive remedy for termination and/or breach of this Agreement.

        Section 7.3    Amendment.     This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the Company Stockholders or obtaining the Parent Stockholder Approval, no amendment may be made without further stockholder approval, which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

        Section 7.4    Waiver.     At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other party with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of the Company or obtaining the Parent Stockholder Approval, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by the Company Stockholders or the

Parent Stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

        Section 7.5    Fees and Expenses.     Subject to Section 7.2.1, Section 7.2.2 and Section 7.2.3 hereof, all expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same; provided, however, that Parent shall pay the expenses related to printing, filing and mailing the Registration Statement and the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Proxy Statement.

Article 8.
General Provisions

        Section 8.1    General Survival.     The parties agree that, regardless of any investigation made by the parties, the representations and warranties of the parties contained in this Agreement shall survive the execution and delivery of this Agreement for a period beginning on the date of the Initial Merger Agreement and ending at the Effective Time. All of the covenants, agreements and obligations of the parties contained in this Agreement or any other document, certificate, schedule or instrument delivered or executed in connection herewith shall survive (a) until fully performed or fulfilled, unless non-compliance with such covenants, agreements or obligations is waived in writing by the party or parties entitled to such performance or (b) if not fully performed or fulfilled, until the expiration of the relevant statute of limitations.

        Section 8.2    Notices.     Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission, or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by national overnight courier, in each case as follows:

        If to Parent or Merger Sub, addressed to it at:

    Digital Generation Systems, Inc.
    750 West John Carpenter Freeway
    Suite 700
    Irving, TX 75039
    Attn: Chief Financial Officer
    Facsimile: (972) 581-2100

        with a mandated copy to:

    Latham & Watkins LLP
    555 Eleventh Street, N.W.
    Tenth Floor
    Washington, D.C. 20004
    Attention: Raymond B. Grochowski
    Facsimile: (202) 637-2201

        If to the Company, addressed to it at:

    FastChannel Network, Inc.
    250 First Avenue
    Suite 201
    Needham, MA 02494
    Attn: Chief Financial Officer
    Facsimile: (781) 898-6501

        with a mandated copy to:

    Nutter, McClennen & Fish, LLP
    155 Seaport Boulevard
    Boston, MA 02210
    Attn: Joseph E. Mullaney III
    Facsimile: (617) 310-9299

        Section 8.3    Definitions.     The following terms, as used herein, shall have the following meanings:

          "Acquisition Proposal" means, with respect to a Person, any offer or proposal concerning any (A) merger, consolidation, business combination, or similar transaction involving such Person or any of its Subsidiaries, (B) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination or share exchange, joint venture or otherwise of assets of such Person or any of its Subsidiaries representing 20% or more of the consolidated assets of such Person and its Subsidiaries, (C) issuance, sale or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities) representing 20% or more of the voting power of such Person or any of its Subsidiaries, (D) transaction in which any person shall acquire beneficial ownership, or the right to acquire beneficial ownership, or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 20% or more of the outstanding voting capital stock of such Person or any of its Subsidiaries or (E) any combination of the foregoing, provided, however, that any proposal or transaction involving the refinancing of the existing debt of such Person otherwise permitted by this Agreement.

          "Acquisition" has the meaning assigned to it in Section 3.25.

          "Action" means any action, charge, claim, dispute, proceeding, suit, hearing, litigation, audit or investigation (whether civil, criminal, administrative, judicial or investigative), or any appeal therefrom.

          "Affiliate" means, with respect to any Person, (i) if such Person is a natural Person, a spouse of such Person, or any child or parent of such Person, (ii) if such Person is not a natural Person, any Director or officer of such Person and any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person.

          "Agreement" means this Agreement and Plan of Merger and shall include the Company Disclosure Letter and Parent Disclosure Letter and the Exhibits attached hereto.

          "Ancillary Agreements" means the Ginsburg Voting Agreement, the Standstill and Registration Rights Agreement, the Company Stockholder Voting Agreement, the Lockup Agreement, the Ginsburg Employment Agreement, the Roland Employment Agreement and the Choucair Employment Agreement.

          "Antitrust Law" means and includes the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and the EC Merger Regulations, in each case as amended, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to regulate competition or investment (foreign or otherwise) or to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

          "Approval" means any approval, authorization, consent, license, franchise, order, registration, permit or other confirmation of or by, or filing with, a Person.

          "Cleanup" means all actions required to: (a) cleanup, remove, treat or remediate Hazardous Materials in the environment; (b) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the environment; (c) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (d) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the environment.

          "Closing Date" means the date on which the Effective Time occurs.

          "Combined Indebtedness" means the Existing Company Indebtedness, and any indebtedness incurred by the Company pursuant to Section 5.1(e)(ii) and the Existing Parent Indebtedness, and any indebtedness incurred by Parent pursuant to Section 5.2(e)(ii).

          "Common Stock" means the common stock, par value $0.01 per share, of the Company.

          "Company Common Stock" means the Common Stock and Class B Common Stock (nonvoting), collectively.

          "Company Investor's Rights Agreement" means that certain Fourth Amended and Restated Investor's Rights Agreement, dated September 9, 2004, by and among the Company and certain holders of the Company Preferred Stock and the holders of other equity instruments of the Company.

          "Company Owned Intellectual Property" means all Intellectual Property owned by the Company or any Subsidiary and the rights of the Company or any Subsidiary under any License Agreement granting rights in Intellectual Property owned by third Persons, in each case to the extent that such Intellectual Property is reasonably necessary for the conduct of the Company's business as it is currently conducted.

          "Company Releases" means general, full and complete releases and waivers of liability with respect to the Company to be executed by Michael Greenlees and Dean McCausland and delivered to the Company prior to or upon the execution hereof, it being understood that the Company Releases contain non-competition and confidentiality provisions.

          "Company Stock Option Plan" means the FastChannel 2000 Stock Option and Incentive Plan, the adDIRECT 1995 Plan, the adDIRECT 2000 Plan and the 1999 Stock Option Plan of CMI.

          "Company Stockholder Approval" means the vote by the requisite vote of Company Stockholders to approve and adopt this Agreement, the Merger and the transactions contemplated hereby, any other actions to be taken hereunder in connection with the Merger and such other matters as the Company may otherwise deem necessary or advisable in connection therewith.

          "Company Stockholder" means a holder of Company Common Stock.

          "Copyrights" means all copyrights, whether or not registered, including, but not limited to, any moral rights and rights of attribution and integrity, the content contained on any World Wide Web site, registrations and applications for any of the foregoing, and the right to sue for past infringement thereof.

          "Director" means, as to a Person that is a corporate entity, a member of the Board of Directors of such entity.

          "Environmental Claim" means any Action, investigation or notice (written or oral) by any Person alleging potential Liability (including potential Liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, Release or threatened

  Release of any Hazardous Materials at any location, whether or not owned or operated by the Company, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

          "Environmental Laws" means all federal, state, local and foreign Laws and regulations relating to pollution or protection of human health or the environment, including Laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials and all Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials, and all Laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

          "Exchange Act" means The Securities Exchange Act of 1934, as amended, and the rules and regulations thereto.

          "Existing Company Indebtedness" means the indebtedness of the Company under those agreements identified under the caption "Financing Arrangements" in Section 3.10.4 of the Company Disclosure Letter (the "Existing Company Indebtedness").

          "Existing Parent Indebtedness" means the indebtedness of Parent under that certain Third Amended and Restated Credit Agreement between Parent, and JPMorgan Chase Bank N.A., dated April 15, 2004 (as amended).

          "Expenses" includes all reasonable out of pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Registration Statement and the solicitation of shareholder approvals and all other matters related to the transaction contemplated hereto.

          "GAAP" means United States generally accepted accounting principles.

          "Governmental Authority" means any United States or non-U.S. federal, state, local or other governmental, administrative or regulatory authority, body, agency, court, tribunal or similar entity.

          "Hazardous Materials" means all substances defined as "Hazardous Substances", "Oils", "Pollutants" or "Contaminants" in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. $300.5, all substances defined as such by, or regulated as such under, any Environmental Law and toxic mold.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereto.

          "Intellectual Property" means all Copyrights, Patents, Trademarks, Trade Secrets and Rights of Publicity, including all of the foregoing rights in Software.

          "Key Employees" with respect to the Company means John Roland and Lyn Braz and with respect to Parent means Scott Ginsburg and Omar Choucair.

          "Knowledge" with respect to a Person means the facts or other information that are actually known, after reasonable due investigation of the relevant facts and circumstances in question by the Key Employees of such Person.

          "Law" means any non-U.S. or United States federal, state or local law, statute, rule, regulation, ordinance, standard, requirement, administrative ruling, order or process (including any zoning or land use law or ordinance, building code, Environmental Law, securities, stock exchange, blue sky, civil rights, employment, labor or occupational health and safety law or regulation or any law, order, rule or regulation applicable to federal contractors) or administrative interpretation thereof, and any court, or arbitrator's order or process.

          "Liability" means any debt, liability, commitment or obligation of any kind, character or nature whatsoever, whether known or unknown, secured or unsecured, fixed, absolute, contingent or otherwise, and whether due or to become due.

          "License Agreements" means all agreements (including any licenses, outstanding decrees, orders, judgments, covenants not to sue, settlement agreements or stipulations) to which a Person or any Subsidiary of such Person is a party or otherwise bound (whether between such Person or any of its Subsidiaries and an independent Person or intercompany), which contain provisions (a) granting to such Person or any of its Subsidiaries rights in any Intellectual Property, (b) granting to third Persons any rights in any Intellectual Property owned by such Person or its Subsidiary, or (c) restricting such Person's or its Subsidiary's right to use any Intellectual Property.

          "Lien" means any lien, statutory lien, pledge, mortgage, security interest, charge, encumbrance, easement, right of way, covenant, claim, restriction, right, option, conditional sale or other title retention agreement of any kind or nature.

          "Merger" has the meaning assigned to it in the Preamble.

          "NASDAQ" means the NASDAQ National Market.

          "Other Filings" means any filings, other than the Registration Statement or the Proxy Statement, with any Governmental Authority, necessary to effectuate the Merger or otherwise necessary to comply with securities Laws.

          "Parent Board" means the Board of Directors of Parent.

          "Parent Common Stock" means the common stock, par value $0.001 per share, of Parent.

          "Parent Owned Intellectual Property" means all Intellectual Property owned by Parent or any Subsidiary and the rights of Parent or any Subsidiary under any License Agreement granting rights in Intellectual Property owned by third Persons, in each case to the extent that such Intellectual Property is reasonably necessary for the conduct of the Parent's business as it is currently conducted.

          "Parent Stockholder Approval" means the vote by the requisite vote of Parent Stockholders to approve and adopt this Agreement, the Merger and the transactions contemplated hereby, any other actions to be taken hereunder in connection with the Merger and such other matters as Parent may otherwise deem necessary or advisable in connection therewith.

          "Parent Stockholder" means a holder of Parent Common Stock.

          "Patents" means all patents and industrial designs, including any continuations, divisionals, continuations-in-part, renewals, reissues and applications for any of the foregoing, and the right to sue for past infringement thereof.

          "Person" means any individual, partnership, corporation, limited liability company, association, business trust, joint venture, governmental entity, business entity or other entity of any kind or nature, including any business unit of such Person.

          "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

          "Rights of Publicity" means rights of publicity and privacy relating to the use of the names, likenesses, voices, signatures and biographical information of real persons.

          "Roland Release" means the releases and waivers of any liability with respect to the Company in respect of the cancellation of certain shares of restricted Company Common Stock issued to John Roland to be executed by John Roland in a form reasonably acceptable to Parent and delivered to the Company.

          "SEC" means the Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereto.

          "Series B Common Stock" means the Class B Common Stock, par value $0.01 per share, of the Company.

          "Series F Release" means the releases and waivers of any liability with respect to the Company in respect of liability related to the sale and issuance of the Series F Preferred Stock to be executed by the holders of the Series F Preferred Stock in a form reasonably acceptable to Parent and delivered to the Company.

          "Software" means all (a) computer programs, including, but not limited to, any and all software implementation of algorithms, models and methodologies, whether in source code or object code form, (b) databases and compilations, including, but not limited to, any and all data and collections of data, and (c) all documentation, including, but not limited to, user manuals and training materials, whether in hardcopy, electronic, or other form relating to any of the foregoing.

          "Subsidiary" when used with respect to any Person means any other Person, whether incorporated or unincorporated, of which (a) more than fifty percent of the securities or other ownership interests, (b) securities or other interests having by their terms ordinary voting power to elect more than fifty percent of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly owned or controlled by such Person or by any one or more of its Subsidiaries, or (c) such person or any other Subsidiary of such person is the general partner (excluding partnerships, the general partnership interests of which held by such party and/or one or more of its Subsidiaries do not have a majority of the voting interest in such partnership).

          "Superior Proposal" means a bona fide Acquisition Proposal for at least 50% of the voting power of the Company's capital stock or 50% of the Company's consolidated assets, made by a third party that was not solicited by the Company, any Company Subsidiary, any Company Representatives or any other affiliates, that contains no financing contingency and for which financing is reasonably determined to be available by the Company Board, after consultation with the Company's financial advisor, taking into account, to the extent deemed appropriate by the Company Board, the various legal, financial and regulatory aspects of the proposal and the person making such proposal (A) if accepted, is reasonably likely to be consummated, and (B) if consummated would result in a transaction that is more favorable to the Company Stockholders, from a financial point of view, than the transactions contemplated by this Agreement.

          "Tax Period" means with respect to any Tax, the period for which the Tax is reported as provided under the applicable Tax Law.

          "Tax Return" means any U.S. federal, state, local or foreign return, declaration, report, claim for refund, amended return, declaration of estimated Tax or information return or statement relating to Taxes, and any schedule, exhibit, attachment or other materials submitted with any of the foregoing, and any amendment thereto.

          "Tax" or "Taxes" means any federal, state, local or foreign net or gross income, gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, social security (or similar), unemployment, disability, registration, value added, estimated, alternative or add-on minimum taxes, customs duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, whether as a primary obligor or as a result of being a "transferee" (within the meaning of Section 6901 of the Code or any other applicable law) of another person or a member of an affiliated, consolidated, unitary or combined group. "Tax Law" means the Law (including any applicable regulations or any administrative pronouncement) of any Governmental Authority relating to any Tax.

          "Technology" means all tangible embodiments or instantiations of any of the following, in any format or medium: (a) Software; (b) works of authorship other than Software; (c) inventions and improvements, whether or not patentable; (d) Trade Secrets; (e) tools, methods and processes.

          "Trade Secrets" means any and all forms and types of technology, trade secrets and other confidential information, know-how, inventions, proprietary processes, formulae, algorithms, source code, models, and methodologies, in each case which are not publicly known.

          "Trademarks" means all trademarks, service marks, trade names, Internet domain names, designs, logos, emblems, signs or insignia, slogans, and other similar designations of source or origin general intangibles of like nature, together with all goodwill of the Company or any Subsidiary symbolized by any of the foregoing, registrations and applications for any of the foregoing, and the right to sue for past infringement thereof.

        Section 8.4    Accounting Terms.     All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP consistently applied.

        Section 8.5    Certain Terms.     The terms "hereof," "herein" and "hereunder" and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. The term "including" as used in this Agreement is used to list items by way of example and shall not be deemed to constitute a limitation of any term or provision contained herein. As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so requires. Article, Section, clause and Schedule references contained in this Agreement are references to Articles, Sections, clauses and Schedules in or to this Agreement, unless otherwise specified.

        Section 8.6    Terms Defined Elsewhere.     The following terms are defined elsewhere in this Agreement, as indicated below:

"Annual Financial Statement"	Section 3.8.
"Assets"	Section 3.18
"Audits"	Section 3.14.5
"Budget"	Section 5.1.5
"Capital Securities"	Section 3.5.1
"Certificate of Merger"	Section 1.2
"Certificates"	Section 2.2.2
"Choucair Employment Agreement"	Section 5.21
"Closing Notice"	Section 2.1.1
"Closing Parent Common Stock Price"	Section 2.1.1
"Code"	Recitals
"Company"	Preamble
"Company Board"	Section 3.3

"Company Capital Stock"	Section 2.1.3
"Company Charter"	Section 3.2
"Company Common Stock	Section 2.1.1
"Company Designees"	Section 5.20.1
"Company Disclosure Letter"	Article 3
"Company Employees"	Section 5.13
"Company Options"	Section 3.4.2
"Company Permits"	Section 3.13.2
"Company Recommendation"	Section 5.7.3
"Company Representatives"	Section 5.6.1
"Company Stockholders' Meeting"	Section 5.5
"Company Stockholder Voting Agreement"	Recitals
"Confidentiality Agreement"	Section 5.6.2
"Continuing Directors"	Section 5.20.1
"Covered Persons"	Section 5.4.4
"D&O Insurance"	Section 5.14.2
"DGCL"	Recitals
"Effective Time"	Section 1.2
"Employee Plans"	Section 3.16.1
"ERISA"	Section 3.16.1
"ERISA Affiliate"	Section 3.16.1
"Excess Shares"	Section 2.2.5.1
"Exchange Agent"	Section 2.2.1
"Exchange Fund"	Section 2.2.1
"Exchange Ratio"	Section 2.1.1
"Financial Statements"	Section 3.8.1
"Foreign Benefit Plan"	Section 3.16.9
"Former Employee Plans"	Section 3.16.1
"Ginsburg Employment Agreement"	Section 5.21
"Ginsburg Voting Agreement"	Recitals
"Initial Merger Agreement"	Recitals
"Interim Period"	Section 5.1
"Interim Unaudited Financial Information"	Section 5.19
"Leased Real Property"	Section 3.10.2
"Lockup Agreement"	Recitals
"Material Contracts"	Section 3.10.2
"Merger"	Recitals
"Merger Consideration"	Section 2.1.2
"Merger Sub"	Preamble
"Monthly Unaudited Financial Information"	Section 5.19
"Multiemployer Plan"	Section 3.16.3
"Parent"	Preamble
"Parent Benefit Plans"	Section 5.13
"Parent By-laws"	Section 4.2
"Parent Certificate"	Section 4.2
"Parent Common Stock"	Section 2.1
"Parent Disclosure Letter"	Article 4
"Parent Options"	Section 4.3
"Parent Personal Property Leases"	Section 4.8.1
"Preferred Per Share Amounts"	Section 2.1.2
"Personal Real Property Leases"	Section 4.8.2

"Parent Representatives"	Section 5.6.1
"Parent Stockholder Approval"	Section 4.4
"Parent Stock Option Plans"	Section 5.2(b)
"Parent SEC Filings"	Section 4.7.1
"Personal Property Leases"	Section 3.10.2
"Preferred Conversion"	Recitals
"Pro Rata Portion"	Section 2.2.10
"Proxy Statement"	Section 5.4.1
"Purchase Price"	Section 2.1.1
"Quarterly Unaudited Financial Information"	Section 5.19
"Real Property Leases"	Section 3.10.2
"Releases"	Section 3.29
"Registration Statement"	Section 5.4.1
"Roland Employment Agreement"	Section 5.21
"Scheduled Contracts"	Section 4.8.4
"Substitute Option Shares"	Section 5.19
"Surviving Corporation"	Section 1.1
"Tax Indemnification Agreement"	Section 3.14.11
"Transfer Agreement"	Recitals
"Treasury Regulations"	Section 3.14.13

        Section 8.7    Rules of Construction.     The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        Section 8.8    Descriptive Headings.     Titles and headings to Articles and Sections in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

        Section 8.9    Severability.     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

        Section 8.10    Entire Agreement.     This Agreement (together with the Exhibits, Parent Disclosure Letter and Company Disclosure Letter and the other documents delivered pursuant hereto), each Ancillary Agreement and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof, including the Initial Merger Agreement, and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

        Section 8.11    Assignment.     No party may assign this Agreement without the prior written consent of the other parties, and any such prohibited assignment shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs, and devisees of the parties.

        Section 8.12    Parties in Interest.     This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 5.14 or Section 8.7 is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        Section 8.13    Governing Law.     This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable conflicts of laws principles thereof.

        Section 8.14    Consent to Jurisdiction.     Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to defeat or deny such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal or State court sitting in the State of Delaware.

        Section 8.15    Jury Trial Waiver.     The parties hereby agree to waive any right to trial by jury with respect to any action or proceeding brought by any party relating to (i) this Agreement and/or any understandings or prior dealings between the parties hereto, or (ii) the Property or any part thereof. The parties hereby acknowledge and agree that this Agreement constitutes a written consent to waiver of trial by jury pursuant to any applicable state statutes.

        Section 8.16    Disclosure.     The Disclosure Letter of each party shall be arranged in sections and subsections corresponding to the sections and subsections with respect to which they provide disclosure. Any matter disclosed in any section of a party's Disclosure Letter shall be considered disclosed for other sections of such Disclosure Letter, but only to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The provision of monetary or other quantitative thresholds for disclosure does not and shall not be deemed to create or imply a standard of materiality hereunder.

        Section 8.17    Counterparts.     To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signatures on behalf of all Parties appear on each counterpart of this Agreement. All counterparts of this Agreement shall collectively constitute a single agreement. Signatures to this Agreement may be transmitted by facsimile and such signatures shall be deemed to be originals.

        Section 8.18    Specific Performance.     The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

[signature pages follow]

        IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DIGITAL GENERATION SYSTEMS, INC.
By:	/s/ SCOTT K. GINSBURG Name: Scott K. Ginsburg Title: Chairman and Chief Executive Officer
DG ACQUISITION CORP. IV
By:	/s/ SCOTT K. GINSBURG Name: Scott K. Ginsburg Title: Chairman and Chief Executive Officer
FASTCHANNEL NETWORK, INC.
By:	/s/ JOHN ROLAND Name: John Roland Title: President and Chief Executive Officer

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  Exhibit 10.23
FIRST AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER BY AND AMONG DIGITAL GENERATION SYSTEMS, INC., DG ACQUISITION CORP. IV AND FASTCHANNEL NETWORK, INC. DATED AS OF JANUARY 13, 2006
TABLE OF CONTENTS
FIRST AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER
Article 1. The Merger
  Section 1.1 The Merger.
  Section 1.2 Effective Time.
  Section 1.3 Effect of the Merger.
  Section 1.4 Certificate of Incorporation; By-laws.
  Section 1.5 Directors and Officers.
  Section 1.6 Tax Consequences.
Article 2. Conversion of Securities; Exchange of Certificates
  Section 2.1 Conversion of Securities.
  Section 2.2 Exchange of Certificates.
  Section 2.3 Stock Transfer Books.
  Section 2.4 Company Options, Warrants and Rights.
  Section 2.5 Dissenters' Rights.
Article 3. Representations and Warranties of the Company
  Section 3.1 Organization and Good Standing.
  Section 3.2 Corporate Records.
  Section 3.3 Corporate Power and Authority.
  Section 3.4 Capitalization.
  Section 3.5 Subsidiaries.
  Section 3.6 No Violation.
  Section 3.7 Approvals.
  Section 3.8 Financial Statements; No Undisclosed Liabilities.
  Section 3.9 Ordinary Course Operations.
  Section 3.10 Leases of Personal and Real Property; Owned Real Property; Material Contracts; No Default.
  Section 3.11 Intellectual Property Matters.
  Section 3.12 Litigation.
  Section 3.13 Compliance with Laws; Permits.
  Section 3.14 Taxes
  Section 3.15 Insurance.
  Section 3.16 Employee Benefit Plans.
  Section 3.17 Employees
  Section 3.18 Personal Property; Assets.
  Section 3.19 Environmental Matters.
  Section 3.20 Fees.
  Section 3.21 Related-Party Transactions.
  Section 3.22 Acquisitions.
  Section 3.23 Proxy Statement and Registration Statement.
  Section 3.24 Tax Treatment.
  Section 3.25 Vote Required.
  Section 3.26 Opinion of Financial Advisor.
  Section 3.27 Disclosure.
  Section 3.28 Reserved
  Section 3.29 Releases.
Article 4. Representations and Warranties of Parent and Merger Sub
  Section 4.1 Organization and Good Standing.
  Section 4.2 Certificate of Incorporation and By-laws; Corporate Books and Records.
  Section 4.3 Corporate Power and Authority.
  Section 4.4 Capitalization.
  Section 4.5 Subsidiaries.
  Section 4.6 No Conflict; Required Filings and Consents.
  Section 4.7 SEC Filings; Financial Statements.
  Section 4.8 Leases of Personal and Real Property; Owned Real Property; Scheduled Contracts; No Default.
  Section 4.9 Ordinary Course Operations.
  Section 4.10 Litigation.
  Section 4.11 Compliance with Laws; Permits.
  Section 4.12 Disclosure Documents.
  Section 4.13 Intellectual Property Matters.
  Section 4.14 Tax Treatment
  Section 4.15 Taxes.
  Section 4.16 Insurance.
  Section 4.17 Ownership of Merger Sub; No Prior Activities.
  Section 4.18 Employee Benefit Plans.
  Section 4.19 Employees.
  Section 4.20 Fees.
  Section 4.21 Personal Property; Assets.
  Section 4.22 Environmental Matters.
  Section 4.23 Vote Required.
  Section 4.24 Disclosure.
  Section 4.25 Opinion of Financial Advisor.
  Section 4.26 Related-Party Transactions.
Article 5. Covenants
  Section 5.1 Conduct of Business by the Company Pending the Closing.
  Section 5.2 Conduct of Business by Parent Pending the Closing.
  Section 5.3 Cooperation.
  Section 5.4 Registration Statement; Proxy Statement.
  Section 5.5 Stockholders' Meetings.
  Section 5.6 Access to Company Information; Confidentiality.
  Section 5.7 Access to Parent Information; Confidentiality
  Section 5.8 No Solicitation of Transactions.
  Section 5.9 Appropriate Action; Consents; Filings.
  Section 5.10 Reserved.
  Section 5.11 Certain Notices.
  Section 5.12 Public Announcements.
  Section 5.13 NASDAQ Listing.
  Section 5.14 Employee Benefit Matters.
  Section 5.15 Indemnification of Parent Directors and Officers.
  Section 5.16 Indemnification of Company Directors and Officers.
  Section 5.17 Tax Matters.
  Section 5.18 Affiliate Letters.
  Section 5.19 Delivery of Financial Statements.
  Section 5.20 Transitional Matters.
  Section 5.21 FIRPTA Certification.
  Section 5.22 Parent Financing.
  Section 5.23 Amendment of Parent Bylaws.
  Section 5.24 Amendment of Company Charter and Termination of Investor's Rights Agreement.
  Section 5.25 Roland and Series F Releases.
Article 6. Closing Conditions
  Section 6.1 Conditions to Obligations of Each Party Under This Agreement.
  Section 6.2 Additional Conditions to Obligations of Parent and Merger Sub.
  Section 6.3 Additional Conditions to Obligations of the Company.
  Section 7.1 Termination.
  Section 7.2 Effect of Termination.
  Section 7.3 Amendment.
  Section 7.4 Waiver.
  Section 7.5 Fees and Expenses.
  Section 8.1 General Survival.
  Section 8.2 Notices.
  Section 8.3 Definitions.
  Section 8.4 Accounting Terms.
  Section 8.5 Certain Terms.
  Section 8.6 Terms Defined Elsewhere.
  Section 8.7 Rules of Construction.
  Section 8.8 Descriptive Headings.
  Section 8.9 Severability.
  Section 8.10 Entire Agreement.
  Section 8.11 Assignment.
  Section 8.12 Parties in Interest.
  Section 8.13 Governing Law.
  Section 8.14 Consent to Jurisdiction.
  Section 8.15 Jury Trial Waiver.
  Section 8.16 Disclosure.
  Section 8.17 Counterparts.
  Section 8.18 Specific Performance.